SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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UnitedHealth Group Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2010	9900 Bren Road East, Minnetonka, Minnesota 55343

Dear Shareholder:

We cordially invite you to attend our 2010 Annual Meeting of Shareholders. We will hold our meeting on Monday, May 24, 2010 at 12:00 p.m. Central Time at the Sheraton Overland Park Hotel at the Convention Center, 6100 College Boulevard, Overland Park, Kansas.

At this year’s meeting, you will be asked to vote on the election of directors, ratification of Deloitte & Touche LLP’s appointment as our independent registered public accounting firm and two shareholder proposals.

Attached you will find a notice of meeting and proxy statement that contain further information about these items and the meeting itself, including:

•	How to obtain admission to the meeting if you plan to attend; and

•	Different methods you can use to vote your proxy, including by Internet and telephone.

Whether or not you attend the meeting in person, we encourage you to vote by Internet or telephone or complete, sign and return your proxy prior to the meeting. If you cannot attend the meeting in person, you may listen to the meeting via webcast. Instructions on how to access the live webcast are included in the attached proxy statement.

Every shareholder vote is important. To ensure your vote is counted at the Annual Meeting, please vote as promptly as possible.

Sincerely,

Stephen J. Hemsley

President and Chief Executive Officer

Richard T. Burke

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF UNITEDHEALTH GROUP INCORPORATED:

UnitedHealth Group Incorporated (the “Company”) will hold its Annual Meeting of Shareholders on Monday, May 24, 2010 at 12:00 p.m. Central Time at the Sheraton Overland Park Hotel at the Convention Center, 6100 College Boulevard, Overland Park, Kansas. The purposes of the meeting are:

1.	To elect the nine nominees that are set forth in the attached proxy statement to the Company’s Board of Directors.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2010.

3.	To consider two shareholder proposals set forth in the proxy statement, if properly presented at the Annual Meeting.

4.	To transact other business that properly may come before the Annual Meeting or any adjournment or postponement of the meeting.

Only shareholders of record of the Company’s common stock at the close of business on March 26, 2010 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Dannette L. Smith

Secretary to the Board of Directors

April 14, 2010

We cordially invite you to attend our Annual Meeting. Whether or not you plan to be present at the meeting, please vote your proxy by Internet or telephone, or by completing, signing and returning a proxy prior to the meeting. If you later choose to revoke your proxy, you may do so at any time before it is exercised at the Annual Meeting by following the procedures described under Question 13 of the “Questions and Answers about the Annual Meeting and Voting” section in the attached proxy statement.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 24, 2010:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Summary Annual Report are available at

www.unitedhealthgroup.com/proxymaterials.

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 24, 2010

GENERAL MATTERS

General Information Regarding Proxy Materials and Annual Meeting of Shareholders

The Board of Directors of UnitedHealth Group Incorporated provides this proxy statement to you to solicit proxies to act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors set forth in this proxy statement, ratification of the appointment of our independent registered public accounting firm and consideration of two shareholder proposals. The Board of Directors will use the proxies at the 2010 Annual Meeting of Shareholders. The Annual Meeting will take place on Monday, May 24, 2010, at 12:00 p.m. Central Time at the Sheraton Overland Park Hotel at the Convention Center, 6100 College Boulevard, Overland Park, Kansas. The proxies may also be voted at any adjournment or postponement of the meeting.

This Proxy Statement, our Summary Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2009 are first being mailed to the Company’s shareholders and made available on the Internet at www.unitedhealthgroup.com/proxymaterials on or about April 14, 2010.

Whether or not you plan to attend the Annual Meeting, please vote your proxy by Internet or telephone or by completing, signing and returning the proxy card in the accompanying envelope. All properly executed written proxies, and all properly completed proxies submitted by Internet or telephone that are delivered pursuant to this solicitation will be voted at the Annual Meeting (including any adjournment or postponement thereof) in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Annual Meeting.

Only owners of record of shares of common stock of the Company at the close of business on March 26, 2010, the record date, are entitled to notice of and to vote at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On March 26, 2010, the record date, there were 1,144,312,814 shares of common stock issued, outstanding and entitled to vote.

Information About the Notice of Internet Availability of Proxy Materials

Instead of mailing a printed copy of our proxy materials, including our Proxy Statement, Summary Annual Report to Shareholders and Annual Report on Form 10-K, to each shareholder, we are again providing shareholders access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. Accordingly, on April 14, 2010, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our shareholders and posted our proxy materials on the website referenced in the Notice (www.unitedhealthgroup.com/proxymaterials). As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and consideration of two shareholder proposals. Also, once the business of the Annual Meeting is concluded, management of the Company will give a business update. Management, Chairs of each standing Board committee and representatives of Deloitte & Touche LLP will be available to respond to questions from shareholders.

2.	What is a proxy?

It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Christopher J. Walsh and Dannette L. Smith to serve as proxies for the Annual Meeting.

3.	What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you as a shareholder when we are soliciting your vote.

4.	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

Shareholders of Record.    If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a shareholder of record with respect to those shares, and the Notice or the proxy materials were sent directly to you by Wells Fargo.

Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

5.	How many shares must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum. Your shares are counted as present if you attend the Annual Meeting and vote in person, if you properly vote your proxy over the Internet or by telephone or if you properly return a proxy card or voting instruction form by mail. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

6.	How can I access the proxy materials for the Annual Meeting?

Shareholders may access the proxy materials, which include the Notice of Annual Meeting, Proxy Statement (including a form of proxy card), Summary Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2009 on the Internet at www.unitedhealthgroup.com/proxymaterials. We will also provide a hard copy of any of these documents free of charge upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will also help preserve environmental resources.

Shareholders of Record.    If you vote on the Internet at www.eproxy.com/unh, simply follow the prompts for enrolling in the electronic proxy delivery service. You may also enroll in the electronic proxy delivery service at any time by going directly to www.unitedhealthgroup.com and following the enrollment instructions.

Street Name Holders.    If you hold your shares in a bank or brokerage account, you may also have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

7.	How do I attend the Annual Meeting? What do I need to bring?

To attend the Annual Meeting, you will need to bring an admission ticket and valid photo identification.

Shareholders of Record.    If you are a shareholder of record and received a Notice, the Notice is your admission ticket. If you are a shareholder of record and received proxy materials by mail, your admission ticket is attached to your proxy card. You will need to bring the Notice or the admission ticket and valid photo identification with you to the Annual Meeting in order to be admitted to the meeting.

Street Name Holders.    If you hold your shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee and valid photo identification with you to the

Annual Meeting. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in question 8.

Please note that cameras, sound or video recording equipment or other similar electronic devices, large bags or packages will not be allowed in the meeting room.

8.	How can I vote at the Annual Meeting if I own shares in street name?

If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf.

9.	What shares are included on the Notice, proxy card or voting instruction form?

If you are a shareholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold:

•	in certificate form;

•	in book-entry form; and

•	in any Company benefit plan.

If you hold your shares in street name, you will receive one Notice or voting instruction form for each account you have with a bank or broker.

If you hold shares in our 401(k) savings plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the 401(k) savings plan will vote your 401(k) plan shares in the same proportion as the shares for which they have received voting instructions. To allow sufficient time for voting by the 401(k) administrators, your voting instructions must be received by 11:59 p.m. Central Time on Wednesday, May 19, 2010.

10.	How can I listen to the live webcast of the Annual Meeting?

You can listen to the live webcast of the Annual Meeting by logging on to our website at www.unitedhealthgroup.com and clicking on “Investors” and then on the link to the webcast. An archived copy of the webcast will also be available on our website.

We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

11.	What different methods can I use to vote?

By Written Proxy.    All shareholders of record who received proxy materials by mail can vote by written proxy card. If you received a Notice, you may request a proxy card at any time by following the instructions on the Notice. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet.    All shareholders of record can vote by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the Notice or proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

In Person.    All shareholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described in question 8.

The Notice is not a proxy card and it cannot be used to vote your shares.

12.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 26, 2010. The record date was established by our Board of Directors as required by the Minnesota Business Corporation Act. Owners of record of common stock at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

13.	If I submit a proxy, may I later revoke it and/or change my vote?

Shareholders may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

•	signing another proxy card or voting instruction form with a later date and delivering it to an officer of the Company before the Annual Meeting;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Central Time, on May 23, 2010 (or, if you are a street name holder, such earlier time as your bank or broker may direct);

•	voting at the Annual Meeting if you are a shareholder of record or are a street name holder that has obtained a legal proxy from your bank or broker; or

•	notifying the Secretary to the Board of Directors in writing before the Annual Meeting.

14.	Are votes confidential? Who counts the votes?

We will continue our long-standing policy of holding the votes of all shareholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in case of a contested proxy solicitation;

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of election to certify the results of the vote.

We will also continue, as we have for many years, to retain an independent inspector to receive and tabulate the proxies and to certify the results.

15.	What are my choices when voting for director nominees and what vote is needed to elect directors?

In the vote on the election of director nominees, shareholders may:

•	vote in favor of a nominee;

•	vote against a nominee; or

•	abstain from voting with respect to a nominee.

Directors will be elected by a majority of the votes cast by the holders of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting. To address a holdover provision in Minnesota law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, we have a policy that requires any director who does not receive a greater number of votes “for” than “against” his or her election in an uncontested election to tender his or her resignation from the Board of Directors following certification of the shareholder vote. Under this policy, the Board of Directors will determine whether to accept or reject the offer to resign within 90 days of certification of the shareholder vote. The text of this policy appears in our Principles of Governance, which are available on our website.

The Board of Directors recommends a vote FOR each of the nominees.

16.	What are my choices when voting on each of the other proposals considered at the Annual Meeting, and what vote is needed to approve each proposal?

For each of the other proposals, shareholders may:

•	vote for the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The vote required to approve each proposal, and the Board of Directors’ recommendation, is included below:

•

The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires approval by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting.

The Board of Directors recommends a vote FOR ratification.

•

A separate vote will be held on each shareholder proposal if each is properly presented at the Annual Meeting. In order to be approved, each shareholder proposal requires approval by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting.

The Board of Directors recommends a vote AGAINST each shareholder proposal.

17.	What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter in the manner described in the Notice or on their proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

•	FOR the election of all director nominees;

•	FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

•	AGAINST each shareholder proposal if each is properly presented at the Annual Meeting.

18.	Are my shares voted if I do not provide a proxy?

If you are a shareholder of record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide voting instructions. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm is considered a routine matter. The election of directors and the shareholder proposals are not considered routine and banks and brokers cannot vote shares without instruction on those matters. Shares that banks and brokers are not authorized to vote are counted as “broker non-votes.”

19.	How are abstentions and broker non-votes counted?

Abstentions have no effect on the election of directors.

Abstentions have the effect of an “AGAINST” vote on the ratification of the appointment of the Company’s independent registered public accounting firm and on the shareholder proposals.

Broker non-votes have no effect on the election of directors and the shareholder proposals.

20.	Does the Company have a policy about directors’ attendance at the Annual Meeting of Shareholders?

The Company expects directors to attend the Annual Meeting, absent a compelling reason. All of our directors attended the 2009 Annual Meeting and have indicated that they plan to attend the 2010 Annual Meeting.

21.	What are the deadlines for submitting shareholder proposals for the 2011 Annual Meeting?

In order to be eligible for inclusion in our proxy statement for our 2011 Annual Meeting, shareholder proposals must be received not later than December 15, 2010. Shareholder proposals received after December 15, 2010 would be untimely. In order to be eligible for consideration at our 2011 Annual Meeting but not included in our proxy statement, shareholder proposals must be received not later than February 23, 2011, nor earlier than January 24, 2011.

All shareholder proposals must be in writing and received by the deadlines described above at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka,

Minnesota 55343, Attention: Secretary to the Board of Directors. Shareholder proposals must be in the form provided in our Bylaws and must include the information set forth in the Bylaws about the shareholder proposing the business and any associated person, including information about the direct and indirect ownership of or derivative positions in the Company’s common stock and arrangements and understandings related to the proposed business or the voting of the Company’s common stock. If we do not receive a shareholder proposal and the required information regarding the shareholder and any associated person by the deadlines described above, the proposal may be excluded from the proxy statement and from consideration at the 2011 Annual Meeting. The advance notice requirement described in the first paragraph of this question supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such shareholder business.

22.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co., Inc. to assist with the solicitation of proxies for an estimated base fee of $18,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

23.	Where can I find more information about my voting rights as a shareholder?

The SEC recently created an informational website that provides shareholders with general information about how to cast their vote and why voting should be an important consideration for shareholders. You may access that website at sec.gov/spotlight/proxymatters.shtml.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about each shareholder known to us to beneficially own more than five percent of the outstanding shares of our common stock, based solely on the information filed by each such shareholder in 2010 for the year ended December 31, 2009 on Schedule 13G under the Securities Exchange Act of 1934 (the “Exchange Act”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Wellington Management Company, LLP (1)	80,522,313	6.93%
75 State Street
Boston, MA 02109
BlackRock, Inc. (2)	77,145,219	6.64%
40 East 52nd Street
New York, New York 10022

(1)	This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 12, 2010, reporting beneficial ownership as of December 31, 2009. Wellington Management Company, LLP reported shared voting power for 43,488,320 shares of common stock and shared investment power for 80,522,313 shares of common stock as of December 31, 2009. Wellington Management Company, LLP reported having neither sole voting power nor sole investment power over any of the shares.

(2)	This information, including percent of class, is based on the Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2010, reporting beneficial ownership as of December 31, 2009. BlackRock, Inc. reported sole voting power and sole investment power over all of the shares.

The following table provides information about the beneficial ownership of our common stock as of April 1, 2010 by each director and nominee for director, each executive officer named in the 2009 Summary Compensation Table in this proxy statement, and by all of our current directors, executive officers and director nominees as a group. As of April 1, 2010, there were 1,142,784,755 shares of our common stock issued, outstanding and entitled to vote.

Name of Beneficial Owner or Identity of Group	Ownership of Common Stock		Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable or Vesting Within 60 Days of April 1, 2010	Total (1)	Percent of Common Stock Outstanding
William C. Ballard, Jr.	43,040	(2)	303,000	346,040	*
Richard T. Burke	2,654,818	(2)(3)	341,140	2,995,958	*
Robert J. Darretta	9,690	(2)	54,277	63,967	*
Michele J. Hooper	10,336	(2)	35,000	45,336	*
Douglas W. Leatherdale	920,055	(2)(4)	329,110	1,249,165	*
Glenn M. Renwick	7,609	(2)	24,554	32,163	*
Kenneth I. Shine, M.D.	5,877	(2)	8,167	14,044	*
Gail R. Wilensky, Ph.D.	37,930	(2)	302,660	340,590	*
Stephen J. Hemsley	2,723,408	(5)(6)	5,892,421	8,615,829	*
George L. Mikan III	22,274	(6)	990,442	1,012,716	*
William A. Munsell	36,654	(6)	1,032,994	1,069,648	*
Larry C. Renfro	17,870		23,200	41,070	*
Anthony Welters	21,202		769,494	790,696	*
All current directors, executive officers and director nominees as a group (19 individuals)	6,802,550	(7)	12,370,653	19,173,203	1.7%

*	Less than 1%.

(1)	Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of April 1, 2010 are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)	Includes the following number of vested restricted stock units and vested deferred stock units which are considered owned under the Company’s stock ownership guidelines for directors: Mr. Ballard — 3,840 deferred stock units; Mr. Burke — 3,840 deferred stock units; Mr. Darretta — 1,563 restricted stock units and 4,787 deferred stock units; Ms. Hooper — 3,126 restricted stock units and 3,840 deferred stock units; Mr. Leatherdale — 3,840 deferred stock units; Mr. Renwick — 782 restricted stock units and 4,787 deferred stock units; Dr. Shine — 1,563 restricted stock units and 4,314 deferred stock units; and Dr. Wilensky — 3,840 deferred stock units.

(3)	Includes 101,808 shares held directly by Mr. Burke’s spouse. Mr. Burke does not have voting or investment power over these shares, and disclaims beneficial ownership of these shares.

(4)	Includes 909,615 shares pledged by Mr. Leatherdale as collateral for borrowings from certain financial institutions. Also includes 6,600 shares held in irrevocable trusts for the benefit of Mr. Leatherdale’s grandchildren and for which Mr. Leatherdale disclaims beneficial ownership.

(5)	Includes 160,000 shares held by a foundation which Mr. Hemsley controls.

(6)	Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley — 282 shares; Mr. Mikan — 140 shares; and Mr. Munsell — 282 shares.

(7)	Includes the indirect holdings included in footnotes (3), (4) and (5), the shares held in our executive officers’ 401(k) accounts which were previously held in such officers’ accounts under the Company’s former Employee Stock Ownership Plan, 161,450 shares of restricted stock held by certain of our executive officers, 2,880 shares held in a trust for the benefit of one of our executive officers and 40 shares held in custodial accounts for the benefit of one of our executive officer’s children. Pursuant to the terms of the Company’s 401(k) plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and greater-than-10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of these reports and written representations from our executive officers and directors, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements during 2009.

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nomination Process

Criteria for Nomination to the Board

The Nominating and Corporate Governance Committee Charter, which is available on our website, provides that the Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for analyzing, on an annual basis, Board member skills and attributes, and recommending to the Board of Directors appropriate individuals for nomination as Board members.

The Nominating Committee has developed a skills matrix to assist it in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole. The skills matrix was developed after considering the Company’s near and long-term strategies and is intended to identify skills and attributes that will assist the Board in exercising its oversight function. The Nominating Committee uses the skills matrix to analyze the attributes of each Board member and to determine whether a potential Board member’s skills would complement the skills of the current Board members. The skills matrix has two sections – a list of core criteria that every member of the Board should meet and a list of skills and attributes desired to be represented on the Board as a whole, with a goal of having members of the Board who possess one or more of the collective skills and attributes listed. The skills matrix is periodically reviewed and updated by the Nominating Committee as necessary. The skills matrix reflects the following core director criteria that should be satisfied by each director or nominee:

•	Independence under the Company’s Standards for Director Independence and NYSE listing requirements, subject to waiver based on the Nominating Committee’s business judgment;

•	Service on no more than three other public company boards at the time elected to the Board and thereafter;

•	High integrity and ethical standards;

•	Standing and reputation in the individual’s field;

•	Risk oversight ability with respect to the particular skills of the individual director that are reflected in the collective skills section of the skills matrix;

•	Understanding of and experience with complex public companies or like organizations; and

•	Ability to work collegially and collaboratively with other directors and management.

The skills matrix reflects the following skills and attributes desired to be represented collectively on the Board as a whole:

•	Corporate governance expertise;

•	Financial expertise;

•	Health care industry expertise;

•	Direct consumer marketing expertise;

•	Brand marketing/public relations expertise;

•	Diversity;

•	Legal expertise;

•	Capital markets expertise;

•	Health care policy expertise;

•	Clinical practice; and

•	Technology/business process expertise.

Our Nominating Committee also strives to maintain a balance of tenure on the Board. Long-serving directors bring valuable business and governance experience with our company and familiarity with the challenges it has faced over the years, while newer directors bring fresh perspective and new ideas.

Our Nominating Committee evaluates potential Board candidates against the skills matrix when determining whether to recommend that the Board appoint the candidate to be a director. Part of this evaluation includes assessing the candidate’s experience, skills and attributes against the attributes and skills possessed by current directors of the Company.

Diversity

UnitedHealth Group embraces and encourages a culture of diversity and inclusion. We believe that valuing diversity makes good business sense and helps to ensure our future success. Diversity is included as one of the collective skills and attributes in our skills matrix, although our Board has not adopted a formal definition of diversity. In addition, our most recent agreement governing our business relationship with AARP defines diversity by reference to race or gender, and provides that at least two members of our Board will be diverse. Based on the definition of diversity in our agreement with AARP, Ms. Hooper and Dr. Wilensky constitute diverse members of our Board.

Our Board assesses its overall effectiveness by means of an annual evaluation process. This evaluation includes among other things, an assessment of the overall composition of the Board, including the diversity of its members.

Nominating Advisory Committee

The Board of Directors formed the Nominating Advisory Committee in 2006 to provide the Nominating Committee with additional input from shareholders and others regarding desirable characteristics of director candidates and the composition of the Board of Directors. The Nominating Committee considers, but is not bound by, input provided by the Nominating Advisory Committee. The Nominating Advisory Committee currently includes four individuals affiliated with long-term shareholders of the Company and one individual who is a member of the medical community. Nominating Advisory Committee meetings are convened by the Company. The Nominating Advisory Committee held one meeting in 2009. At this meeting, the Nominating Advisory Committee provided feedback on the skills and attributes included in the skills matrix, particularly with respect to the search for new director candidates. In addition, members of the Nominating Advisory Committee suggested potential candidates for consideration by the Nominating Committee and provided feedback on the characteristics of candidates under consideration by the Nominating Committee. A description of the Nominating Advisory Committee can be found on the Company’s website at www.unitedhealthgroup.com. Members of the Nominating Advisory Committee do not receive any compensation from the Company for serving on the Nominating Advisory Committee.

Process for Identifying and Evaluating Nominees

In the case of incumbent directors, in addition to the factors listed above under “Criteria for Nomination to the Board,” the Nominating Committee reviews the directors’ overall service to the Company, performance on the Board of Directors during their terms and other relevant factors. All director nominees were elected by our shareholders at the 2009 Annual Meeting.

In late 2006, our Board of Directors began the process of having five Board seats filled by new independent directors in order to bring in new experiences, expertise and perspectives. To date, the Board of Directors has added four independent directors as follows: Kenneth I. Shine, M.D. (February 2009), Glenn M. Renwick (June 2008), Michele J. Hooper (October 2007) and Robert J. Darretta (April 2007). Our Board is actively searching for director candidates and is committed to adding at least one new independent director in the near term, although we did not fully meet our original timeline.

In considering potential candidates to the Board who are not incumbent directors, the Nominating Committee assesses the potential candidate’s qualifications and how the qualifications fit with the desired composition of the Board of Directors as a whole, including the criteria set forth above under “Criteria for Nomination to the Board” and criteria discussed by the Nominating Advisory Committee. In evaluating a potential candidate’s qualifications, among other things, the Nominating Committee reviews biographical information and references, and receives input from the full Board of Directors. The Nominating Committee has retained an outside search firm to assist its search for new directors.

The Nominating Committee will consider director candidates put forth by shareholders, provided that shareholders follow the procedures outlined under the heading “Shareholder Proposals for Nominees” below in submitting recommendations. The Nominating Committee will evaluate new candidates according to the procedures outlined in the previous paragraph regardless of the source of the candidate recommendation.

Shareholder Proposals for Nominees

The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to the Secretary to the Board of Directors. For the 2011 Annual Meeting, notice must be received at our principal executive offices, directed to the Secretary to the Board of Directors, on or before December 15, 2010. The notice must include the information set forth in the Bylaws about each proposed nominee, including: (i) the name, age, business address, residence address and principal occupation or employment, (ii) the number of shares of the Company’s common stock which are beneficially owned, and (iii) other information concerning the nominee as would be required in soliciting proxies for the election of that nominee. The notice must also include the information set forth in the Bylaws about the shareholder making the nomination and any associated person, including information about the direct and indirect ownership of or derivative positions in the Company’s common stock and arrangements and understandings related to the proposed nomination or the voting of the Company’s common stock. The notice must also include a signed consent of each nominee to serve as a director of the Company, if elected. If we do not receive a notice and the required information regarding the shareholder and any associated person by the deadline described above, the proposed nominee may be excluded from consideration at the 2011 Annual Meeting.

2010 Director Nominees

Under our Articles of Incorporation and Bylaws, each member of our Board of Directors is elected annually. The Board of Directors has nominated nine directors for election by the shareholders at the 2010 annual meeting as follows: William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Stephen J. Hemsley, Michele J. Hooper, Douglas W. Leatherdale, Glenn M. Renwick, Kenneth I. Shine, M.D. and Gail R. Wilensky, Ph.D.

All of the nominees have informed the Board of Directors that they are willing to serve as directors if elected. If any nominee should decline or become unable to serve as a director for any reason, the persons named as proxies will elect a replacement.

The Board of Directors recommends that you vote FOR the election of each of the nominees. Proxies will be voted FOR the election of each nominee unless you specify otherwise.

Name	Age	Director Since
William C. Ballard, Jr.	69	1993
Richard T. Burke	66	1977
Robert J. Darretta	63	2007
Stephen J. Hemsley	57	2000
Michele J. Hooper	58	2007
Douglas W. Leatherdale	73	1983
Glenn M. Renwick	54	2008
Kenneth I. Shine, M.D.	75	2009
Gail R. Wilensky, Ph.D.	66	1993

The director nominees, if elected, will serve until the 2011 Annual Meeting and until their successors are elected and qualified. The following is a brief biographical description of each director nominee, which includes a discussion of the skills and attributes held by each director that are reflected in the skills matrix, as described above, and that, in part, led the Board to conclude that each respective director should serve as a member of the Board.

Mr. Ballard served as Of Counsel to Greenebaum Doll & McDonald PLLC, a law firm in Louisville, Kentucky, from June 1992 until July 2008. In 1992, Mr. Ballard retired from Humana, Inc., a company operating managed health care facilities, after serving as the Chief Financial Officer and a director for 22 years. Mr. Ballard has satisfied all the core director criteria set forth in the skills matrix. As a result of his past experiences, Mr. Ballard also has health care industry, legal, and financial/capital markets expertise and qualifies as a financial expert under applicable SEC regulations. Mr. Ballard currently serves as a director of Health Care REIT, Inc.

Mr. Burke is Chair of the Board of UnitedHealth Group, has been a member of our Board of Directors since inception, and was Chief Executive Officer of UnitedHealthcare, Inc., our predecessor corporation, until February 1988. From 1995 until February 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke has satisfied all the core director criteria set forth in the skills matrix. As a result of his past experiences, Mr. Burke also has health care industry expertise and qualifies as a financial expert under applicable SEC regulations. Mr. Burke currently serves as a director of Meritage Homes Corporation. In the past five years, he has also served as a director of First Cash Financial Services, Inc.

Mr. Darretta is the retired Vice Chair, Board of Directors, Chief Financial Officer and member of the Executive Committee of Johnson & Johnson, a health care products company. Mr. Darretta served as Chief Financial Officer and a member of the Executive Committee of Johnson & Johnson from 1997 to March 2007. Mr. Darretta joined Johnson & Johnson in 1968. Mr. Darretta has satisfied all the core director criteria set forth in the skills matrix. As a result of his past experiences, Mr. Darretta has corporate governance, health care industry, direct consumer markets, technology/business process and financial/capital markets expertise and qualifies as a financial expert under applicable SEC regulations. Mr. Darretta currently serves as a trustee for certain Putnam mutual funds. In the past five years, he also served as a director of Johnson & Johnson.

Mr. Hemsley is President and Chief Executive Officer of UnitedHealth Group and has served in that capacity since November 2006. He has been a member of the Board of Directors since February 2000. Mr. Hemsley joined the Company in 1997 as Senior Executive Vice President. He became Chief Operating Officer in 1998, was named President in 1999, and served as President and Chief Operating Officer from 1999 to November 2006. Mr. Hemsley has satisfied all the core director criteria set forth in the skills matrix except that he is not an independent director because he is our Chief Executive Officer. As a result of his past experiences, Mr. Hemsley has health care industry and financial expertise.

Ms. Hooper is President and Chief Executive Officer of The Directors’ Council, a private company which she co-founded in 2003, that works with corporate boards to increase their independence, effectiveness and diversity. She was President and Chief Executive Officer of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care, from 1998 until Stadtlander was acquired in 1999. Ms. Hooper has satisfied all the core director criteria set forth in the skills matrix. She also is a nationally recognized corporate governance expert. As a result of her past experience, she also has health care industry expertise and qualifies as a financial expert under applicable SEC regulations. She currently serves as a director of AstraZeneca plc., PPG Industries, Inc. and Warner Music Group Corp. In the past five years, she has also served as a director of Target Corporation and DaVita Inc.

Mr. Leatherdale served as the Chair and Chief Executive Officer of The St. Paul Companies, Inc. (currently known as Travelers Companies, Inc.), a property casualty insurance company, from 1990 until he retired in October 2001. Mr. Leatherdale has satisfied all the core director criteria set forth in the skills matrix. As a result of his past experiences, Mr. Leatherdale has corporate governance and financial/capital markets expertise and qualifies as a financial expert under applicable SEC regulations. In the past five years Mr. Leatherdale has also served as a director of Xcel Energy Inc.

Mr. Renwick is President and Chief Executive Officer of The Progressive Corporation, an auto insurance holding company. Before being named Chief Executive Officer in 2001, Mr. Renwick served as Chief Executive Officer-Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s Consumer Marketing group and served as President of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. Mr. Renwick has satisfied all the core director criteria set forth in the skills matrix. As a result of his past experience, Mr. Renwick has corporate governance, health care industry, direct consumer markets, brand marketing/public relations, financial/capital markets and technology/business process expertise and qualifies as a financial expert under applicable SEC regulations. Mr. Renwick currently serves as a director of The Progressive Corporation and Fiserv, Inc.

Dr. Shine has served as the Executive Vice Chancellor for Health Affairs of the University of Texas System (the “UT System”), which consists of nine academic campuses and six health institutions, since November 2003. Dr. Shine also served as the interim Chancellor of the University of Texas System from May 2008 until February 2009. Prior to July 2002, Dr. Shine served as President of the Institute of Medicine at the National Academy of Sciences from 1992 until 2002. From 1993 until 2003, Dr. Shine served as a Clinical Professor of Medicine at the Georgetown University School of Medicine. From 1971 until 1992, Dr. Shine served in several positions at the University of California School of Medicine, with his final position being Dean and Provost, Medical Sciences, and he continues to hold the position of Professor of Medicine Emeritus. Dr. Shine has also served as Chair of the Council of Deans of the Association of American Medical Colleges from 1991 until 1992 and as President of the American Heart Association from 1985 until 1986. Dr. Shine has satisfied all the core director criteria set forth in the skills matrix. He also is a nationally recognized cardiologist and has health care policy and clinical practice expertise.

Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From 2008 to 2009, Dr. Wilensky was President of the Department of Defense Health Board

and chaired its sub-committee on health care delivery. From December 2006 to December 2007, Dr. Wilensky co-chaired the Department of Defense Task Force on the Future of Military Health Care. During 2007 she also served as a commissioner on the President’s Commission on Care for America’s Returning Wounded Warriors. From May 2001 to May 2003, she was the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans. From 1997 to 2001, she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H. W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky has satisfied all the core director criteria set forth in the skills matrix. She also is a nationally recognized health care economist and has health care policy expertise. Dr. Wilensky currently serves as a director of Cephalon, Inc., Quest Diagnostics Incorporated, and SRA International Inc. In the past five years, she has also served as a director of Gentiva Health Services and Manor Care, Inc.

CORPORATE GOVERNANCE

Overview

UnitedHealth Group is committed to high standards of corporate governance and ethical business conduct, reporting results with accuracy and transparency, and maintaining full compliance with the laws and regulations that govern our businesses.

Important documents governing our corporate governance practices include our Articles of Incorporation, Bylaws, Principles of Governance, Board of Directors Committee Charters, Standards for Director Independence, Code of Business Conduct and Ethics, Related-Person Transactions Approval Policy, Board of Directors Communication Policy, Political Contributions Policy and Corporate Environmental Policy. You can access these documents at www.unitedhealthgroup.com to learn more about our corporate governance practices.

Corporate Governance Practices

Some of our key corporate governance practices include:

Board Structure and Shareholder Rights

•	All members of our Board of Directors are elected annually by our shareholders.

•	Our Articles of Incorporation provide that in an uncontested election, each director must be elected by a majority vote.

•	We have no supermajority shareholder approval provisions.

•

We have a non-executive independent Chair of the Board. Our Bylaws provide that if the Chair of the Board is not independent, then a Lead Independent Director will be appointed by a majority vote of the independent directors.

Board and Board Committees Composition and Performance

•

Our Board of Directors has formed and convened a Nominating Advisory Committee comprised of representatives from the shareholder and medical communities to provide input into the composition of our Board of Directors.

•	All members of our Audit Committee are required to be financial experts as defined by the SEC.

•	A non-management director may not serve on more than four public company boards of directors (including the Company).

•	Our chief executive officer (“CEO”) may not serve on more than two public company boards of directors (including the Company).

•	Our directors are required to offer their resignations upon a change in their primary careers.

•

Our Board of Directors conducts executive sessions of non-management directors at each regularly scheduled Board meeting. Our Chair of the Board presides over each executive session of non-management directors. Our Board committees also conduct executive sessions that are presided over by the Committee Chairs of their respective committees.

•	Our Board of Directors and Board committees have the authority to retain independent advisors.

•	Our Board of Directors conducts performance reviews annually.

•	All directors are required to attend director education sessions.

Guidelines and Board Policies

•

Our Board of Directors reviews our CEO succession plan annually. The Board of Directors developed our CEO succession plan with input from our CEO. The CEO succession plan has two components: a succession plan that addresses emergency or unanticipated loss of our CEO and a longer term succession plan. Material features of this plan include identification of Board members to lead the succession process, identification and development of internal candidates, and identification of external resources necessary to ensure a successful transition.

•

We maintain stock ownership guidelines for directors and executive officers. We also maintain stock retention requirements for directors and executive officers. See the discussions under the heading “Compensation Discussion and Analysis — Elements of Our Compensation Program — Other Compensation Practices — Executive Stock Ownership Guidelines” for a description of the stock ownership guidelines and stock retention requirements for the Company’s executive officers, and under the headings “Director Compensation — Stock Ownership Guidelines” and “Director Compensation — Equity-Based Compensation” for a description of the stock ownership guidelines and stock retention requirements for the Company’s non-employee directors.

•

We have a related-person transactions approval policy regarding the review, approval and ratification by our Audit Committee of all related-person transactions with consideration in excess of $1. See the discussion under the heading “Certain Relationships and Transactions” below.

•

We have a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of fraud or misconduct resulting in a restatement of the Company’s financial statements or in the event of a senior executive’s violation of a restrictive covenant. See the discussion under the heading, “Compensation Discussion and Analysis — Elements of Our Compensation Program — Other Compensation Practices — Potential Impact on Compensation from Executive Misconduct” below.

•

We have an independent compensation consultant policy that requires the consultant engaged by the Compensation and Human Resources Committee (the “Compensation Committee”) to be independent of the Company or the Company will disclose the fees paid to the consultant in the Company’s proxy statement. See the discussion under the heading, “Compensation Discussion and Analysis — Determination of Total Compensation — The Compensation Committee’s Use of an Independent Compensation Consultant.”

•

Our Board of Directors believes that effective Board-shareholder communication strengthens the Board of Directors’ role as an active, informed and engaged fiduciary and has a communication policy which outlines how shareholders and other interested parties may communicate with the Board of Directors. See the discussion under the heading, “Corporate Governance – Communication with the Board of Directors.”

•

We have a political contributions policy which is overseen by our Public Policy Strategies and Responsibility Committee and pursuant to which the political contributions of the Company and its federal and state political action committees are disclosed semi-annually.

•

We have an environmental policy which outlines our focus on minimizing our impact on the environment and creating a Company culture that heightens our employees’ awareness of the importance of preserving the environment and conserving energy and natural resources.

Independent Auditors

•	Our shareholders annually ratify the selection of our independent registered public accounting firm.

•	The 2009 non-audit fees paid to our independent registered public accounting firm were less than 10% of total fees paid to that firm by the Company in 2009.

Principles of Governance

Our Articles of Incorporation and Bylaws, together with Minnesota law and NYSE and SEC rules, govern the Company. Our Principles of Governance reflect the current views of our Board of Directors and set forth many of our long-standing practices, policies and procedures which provide the foundation of our commitment to best practices. The policies and practices covered in our Principles of Governance include shareholder rights and proxy voting; structure, composition and performance of the Board of Directors; use of an independent compensation consultant; Board of Directors operation; individual director responsibilities; and Board committees. Our Principles of Governance are reviewed at least annually by our Nominating Committee and are revised as necessary.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics is published on the Company’s website and covers our principles and policies related to business conduct, conflicts of interest, public disclosure, legal compliance, reporting and accountability, corporate opportunities, confidentiality, fair dealing and protection, and proper use of Company assets. Any waiver of the Code of Business Conduct and Ethics for the Company’s executive officers, senior financial officers or directors may be made only by the Board of Directors or a committee of the Board. We will publish any amendments to the Code of Business Conduct and Ethics and waivers of the Code of Business Conduct and Ethics for our CEO, CFO, Chief Accounting Officer or Controller on the Company’s website.

Ethics & Compliance HelpCenter

We strongly encourage employees to raise ethics and compliance concerns. We offer several channels for employees and third parties to report ethics and compliance concerns or incidents, including concerns about accounting, internal controls or auditing matters. We provide an Ethics & Compliance HelpCenter that is available to employees 24 hours a day, 7 days a week, with live operators who can connect to speakers in multiple languages. In addition to phone support, we also provide a website for employees to submit an online report to the HelpCenter. Whether reporting by phone or online, individuals may choose to remain anonymous. Employees may also raise their ethics and compliance concerns with their manager or supervisor, their business unit attorney or compliance officer, our Ethics and Integrity Office, the Human Capital department or the Corporate Security department. We prohibit retaliatory action against any individual for raising concerns or questions regarding ethics and compliance matters or for reporting suspected violations. We train all employees and periodically advise them regarding the means by which they may report possible ethics or compliance issues and their affirmative responsibility to report any possible issues.

Director Independence

Our Board of Directors has adopted the Company’s Standards for Director Independence, which are available on the Company’s website. The Standards for Director Independence requirements exceed the standards set by the SEC and the NYSE.

Our Board of Directors has affirmatively determined that each of William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Michele J. Hooper, Douglas W. Leatherdale, Glenn M. Renwick, Kenneth I. Shine, M.D. and Gail R. Wilensky, Ph.D. is “independent” under the NYSE rules and the Company’s Standards for Director Independence and that these directors have no material relationships with the Company. The Company’s President and CEO, Stephen J. Hemsley, is not an independent director.

In determining independence, the Board of Directors considered, among other factors, all of the business relationships between the Company and our directors and nominees, their immediate family members (as defined by the NYSE) or their affiliated companies. In particular, the Board of Directors considered whether any director or any nominee was a director, partner, significant shareholder or executive officer of an organization that has a relationship with the Company, and charitable contributions that the Company or its affiliates made to organizations with which such directors or nominees are or have been associated. The Board of Directors evaluated the following relationships and determined that such relationships were in the normal course of business and that the relationships did not impair the directors’ exercise of independent judgment:

•

Mr. Burke is an owner of Rainy Partners, LLC. Rainy Partners, LLC is a customer of the Company and paid the Company premiums for health insurance of approximately $94,000 in 2009. These premiums were determined on the same terms and conditions as premiums for our other customers.

•

Mr. Renwick is President and Chief Executive Officer and a director of The Progressive Corporation. In 2009, the Company paid The Progressive Corporation approximately $14,000 for commission payments for sales of individual health insurance products through The Progressive Corporation’s website. Mr. Renwick is neither directly nor indirectly involved in this relationship.

•

Dr. Shine is the Executive Vice Chancellor for Health Affairs of the UT System, which includes six health institutions. The health institutions are part of the Company’s broad national network of hospitals and physicians and other care providers. In 2009, we paid the UT System approximately $145 million for medical expenses on behalf of consumers who obtain health insurance from us and approximately $280,000 for other network provider services, which amounts to approximately 1.7% of the 2009 operating revenues of the UT System. Some of our self-funded customers also paid approximately $254 million to the UT System for health care services on behalf of their employees and health plan participants. Dr. Shine is neither directly nor indirectly involved in this relationship.

•

Dr. Wilensky is a senior fellow of Project HOPE. In 2009, the Company made contributions of approximately $400,000 to Project HOPE in support of its mission of providing lasting solutions to health problems, which included a $300,000 contribution to support a special edition of Health Affairs, a leading journal of health policy and thought research, addressing primary care. In addition, the Company paid Project HOPE approximately $120,000 in fees related to an assessment of a project to provide greater access to health care to underserved populations via a mobile telemedicine clinic. Dr. Wilensky is neither directly nor indirectly involved in this relationship.

•	Relationships between the Company and organizations on which our outside directors serve only as directors.

Independent Board Leadership

Our Board of Directors believes that having independent Board leadership is an important component of our governance structure. As such, our Bylaws require the Company to have either an independent Chair of the Board or a Lead Independent Director. The Company believes the current leadership structure delineates the separate roles of managers and directors. Whereas our CEO sets the strategic direction for the Company and provides day-to-day leadership, our independent Chair of the Board leads the Board in the performance of its duties and serves as the principal liaison between the independent directors and the CEO. In recognition of these distinct differences in duties, our Principles of Governance outline the specific duties of the Chair of the Board or a Lead Independent Director, including:

•	chairing all meetings of the Board at which the Chair is present (Chair of the Board duty only);

•	working with the CEO on the scheduling of Board meetings and the preparation of agendas and materials for Board meetings;

•	coordinating the preparation of agendas and materials for executive sessions of the Board’s non-management directors;

•	scheduling and leading the executive sessions of the Board’s non-management directors;

•	defining the scope, quality, quantity and timeliness of the flow of information between Company management and the Board that is necessary to effectively and responsibly perform their duties;

•

leading the Board process for the hiring, terminating and evaluating the performance of the Company’s CEO position and working with the Chair of the Compensation Committee on the process for compensating and evaluating the CEO;

•	recommending outside advisors and consultants, as necessary, who report directly to the Board on Board related issues;

•	serving as an ex-officio member of each committee and working with the Board Committee Chairs on the performance of their designated roles and responsibilities;

•	interviewing, along with the chair of the Nominating Committee, all Board candidates and making director candidate recommendations to the Nominating Committee;

•	assisting the Board and the Company in assuring compliance with and implementation of the Company’s Principles of Governance;

•	serving as principal liaison between the Independent Directors and the CEO;

•	coordinating the performance evaluations of the Board and the Board committees in conjunction with the Committee Chairs and the Nominating Committee;

•	working with the Nominating Committee on the membership of Board committees; and

•	being available for communications with shareholders, as needed.

Risk Oversight

Enterprise-Wide Risk Oversight

Our Board of Directors oversees management’s enterprise-wide risk management activities. Management’s risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business. A core skill required of each director on our Board is that he or she have risk oversight skills with respect to his or her skills and attributes that are reflected in the collective skills section of our director skills matrix set forth in “Election of Directors – Director Nomination Process – Criteria of Nomination to the Board” above. Collectively, our Board of Directors uses its committees to assist in its risk oversight function as follows:

•

our Public Policy Strategies and Responsibility Committee (the “Public Policy Strategies Committee”) is responsible for oversight of risk associated with the Company’s activities in the public policy arena, including health care reform and modernization activities, political contributions, lobbying, and corporate social responsibility;

•	our Compensation Committee is responsible for oversight of risk associated with our compensation plans;

•	our Nominating Committee is responsible for oversight of board processes and corporate governance related risk; and

•

our Audit Committee is responsible for oversight of our financial controls and compliance activities. The Audit Committee also oversees management’s processes to identify and quantify the material risks facing the Company. The Company’s General Auditor, who reports to the Audit Committee, assists the Company in identifying and evaluating risk management controls and methodologies to address identified risks and provides reports to the Audit Committee quarterly. In connection with its risk oversight role, the Audit Committee regularly meets privately with representatives from the Company’s independent registered public accounting firm, the Company’s General Auditor and the Company’s General Counsel.

Our Board of Directors maintains overall responsibility for oversight of the work of its various committees by receiving regular reports from the Committee Chairs of the work performed by the various committees. In addition, discussions about the Company’s strategic plan, consolidated business results, capital structure, merger and acquisition related activities and other business discussed with the Board of Directors include a discussion of the risks associated with the particular item under consideration.

Enterprise-wide incentive compensation risk assessment

In late 2009, our Compensation Committee requested that management conduct a risk-assessment of the Company’s enterprise-wide compensation programs. The Company formed a multi-functional team comprising senior members of the Company’s finance, human capital, legal and business risk departments to design the enterprise-wide compensation program risk assessment. The Company also engaged a third party to assess the design of the enterprise-wide incentive compensation program risk assessment.

The risk assessment was conducted by management, who reviewed both cash incentive compensation plans and individual cash incentive awards paid in 2009 for the presence of certain design elements that could incent employees to incur excessive risk, the ratio and level of incentive to fixed compensation, the amount of manager discretion, the percentage of compensation expense as compared to the business units revenues, and the presence of other design features that serve to mitigate excessive risk taking, such as the Company’s clawback policy, stock ownership guidelines, multiple performance metrics, caps on individual or aggregate payments and similar features. The Company’s equity awards program and related controls were completely redesigned and reassessed in 2006 and 2007 at the direction of the Compensation Committee and the Committee receives an annual report on the Company’s compliance with those controls.

After considering the results of the risk assessment, management concluded that the level of risk associated with the Company’s enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on the Company. The results of the risk assessment were reviewed with the Compensation Committee at its February 2010 meeting. Please see “Compensation Discussion and Analysis” for a discussion of design elements intended to mitigate excessive risk taking by our executive officers.

Board Meetings and Annual Meeting Attendance

Directors are expected to attend Board meetings, meetings of committees on which they serve and the Annual Meeting of Shareholders. All of our incumbent directors attended the 2009 Annual Meeting. During the year ended December 31, 2009, the Board of Directors held five regular meetings and one special meeting. All incumbent directors attended at least 75% of the meetings of the Board and any Board committees of which they were members.

Board Committees

The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Public Policy Strategies Committee. These committees help the Board of Directors fulfill its responsibilities and assist the Board of Directors in making informed decisions. Each committee operates under its own written charter, and evaluates its charter and conducts a committee performance evaluation annually.

Director	Audit	Compensation and Human Resources	Nominating and Corporate Governance	Public Policy Strategies and Responsibility
William C. Ballard, Jr.	Chair		X
Richard T. Burke*
Robert J. Darretta	X	X
Stephen J. Hemsley
Michele J. Hooper			Chair	X
Douglas W. Leatherdale		Chair	X
Glenn M. Renwick	X
Kenneth I. Shine, M.D.				X
Gail R. Wilensky, Ph.D.		X		Chair

*	Mr. Burke is the Chair of the Board and ex-officio member of each Board committee. As an ex-officio member, Mr. Burke has a standing invitation to attend each Board committee meeting, but does not count for quorum purposes or vote on committee matters.

Audit Committee

The Audit Committee consists of Messrs. Ballard (Chair), Darretta and Renwick, each of whom is an independent director under the NYSE listing standards and the SEC rules. The Board of Directors has determined that Messrs. Ballard, Darretta and Renwick are “audit committee financial experts” as defined by the SEC rules. The Audit Committee has responsibility for the selection and retention of the independent registered public accounting firm, and assists the Board of Directors by overseeing financial reporting, public disclosure and compliance activities. The Audit Committee is also responsible for overseeing our financial controls and compliance activities and overseeing management’s processes to identify and quantify enterprise-wide risks. The Audit Committee operates as a direct line of communication between the Board of Directors and our independent registered public accounting firm, as well as our internal audit, compliance and legal personnel. The Audit Committee held eight regular meetings and five special meetings in 2009.

Compensation and Human Resources Committee

The Compensation Committee consists of Messrs. Leatherdale (Chair) and Darretta and Dr. Wilensky, each of whom is an independent director under the NYSE listing standards, a non-employee director under the SEC rules and an outside director under the Internal Revenue Code of 1986 (the “Internal Revenue Code”). The Compensation Committee is responsible for overseeing our policies and practices related to total compensation for executive officers, the administration of our incentive and equity-based plans and the risk associated with our compensation plans. The Compensation Committee also establishes our employment arrangements with our CEO and other executive officers, conducts an annual performance review of the CEO, and reviews and monitors director compensation programs and the Company’s stock ownership guidelines. The Compensation Committee held four regular meetings and five special meetings in 2009.

Nominating and Corporate Governance Committee

The Nominating Committee consists of Ms. Hooper (Chair) and Messrs. Ballard and Leatherdale, each of whom is an independent director under the NYSE rules. The Nominating Committee’s duties include identifying and nominating individuals to be proposed for election as directors at each Annual

Meeting or to fill board vacancies, conducting the Board evaluation process, evaluating the categorical standards which the Board of Directors uses to determine director independence, and monitoring and evaluating corporate governance. The Nominating Committee is also responsible for overseeing Board processes and corporate governance related risk. The Nominating Committee held four regular meetings in 2009.

Public Policy Strategies and Responsibility Committee

The Public Policy Strategies Committee consists of Dr. Wilensky (Chair), Ms. Hooper and Dr. Shine. The Public Policy Strategies Committee, formed in May 2006, is responsible for assisting the Board of Directors in fulfilling its responsibilities relating to the Company’s public policy, health care reform and modernization activities, government relations, community and charitable activities and social responsibilities. The Public Policy Strategies Committee is also responsible for overseeing the risk associated with these activities. The Public Policy Strategies Committee held four regular meetings in 2009.

Communication with the Board of Directors

The Board of Directors values the input and insights of our shareholders and other interested parties and believes that effective communication strengthens the Board of Directors’ role as an active, informed and engaged fiduciary. The Board of Directors has adopted a Board of Directors Communication Policy to facilitate communication with the Chair of the Board, any director, committee of the Board, the non-management directors as a group or the full Board of Directors. Under the policy, the Board of Directors has designated the Company’s Secretary to the Board of Directors as its agent to receive and review communications addressed to the Chair of the Board, any director, committee of the Board, the non-management directors as a group or the full Board of Directors.

The Company will not forward to the directors communications received which are of a personal nature or not related to the duties and responsibilities of the Board of Directors, including, without limitation, junk mail, mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, and opinion survey polls. The Secretary to the Board of Directors will forward such complaints and suggestions received to the appropriate members of the Company’s management.

Appropriate Board communications include matters relating to:

•	Board succession planning process;

•	CEO succession planning process;

•	Executive compensation;

•	Corporate governance; and

•	General Board oversight, including accounting, internal controls, auditing and other related matters.

The policy, including information on how to contact the Board of Directors, may be found in the corporate governance section of the Company’s website, www.unitedhealthgroup.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

As described in this Compensation Discussion and Analysis, UnitedHealth Group has designed an executive compensation program to attract and retain highly qualified executives and establish a strong relationship between executive pay and Company performance based on the achievement of the enterprise-wide goals and benchmarks described below. An underpinning of our executive compensation philosophy is the emphasis on teamwork and close collaboration among executive officers, leading to Company growth by optimizing enterprise-wide capabilities, driving efficiencies and integrating products and services for the benefit of our customers and other stakeholders. The Compensation Committee recognizes that to promote long-term sustained performance it is necessary to reward not only the achievement of financial and operational goals, but also the accomplishment of significant objectives that position the Company for future growth, but are not expected to immediately impact financial results.

The Compensation Committee believes that total compensation for our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers for fiscal 2009 (the “named executive officers”) should be heavily weighted toward long-term performance-based compensation. In 2009, long-term compensation represented between 70% and 80% of the total mix of compensation granted to our named executive officers. The compensation program gives the Compensation Committee discretion and flexibility to determine the appropriate compensation for our executive officers.

As discussed in detail below, in 2009, our CEO, Mr. Hemsley received the following compensation from the Compensation Committee:

•	Base salary of $1.3 million, which has not been increased since 2006;

•	2009 annual cash incentive award of $1.95 million, which represents 120% of his target opportunity;

•	No long-term cash incentive award for the 2007 – 2009 performance period;

•

Performance-based restricted stock units (“performance shares”) with a grant date fair value of approximately $2.7 million at target, stock appreciation rights (“SARs”) with a grant date fair value of approximately $1.4 million and restricted stock units (“RSUs”) with a grant date fair value of approximately $1.4 million; and

•	Company matching contributions of approximately $84,000 made under the Company’s 401(k) and Executive Savings Plan.

The Compensation Committee believed that this compensation was appropriate to recognize Mr. Hemsley’s overall leadership in positioning the Company for long-term success in a very difficult overall economic environment, and in particular leadership in enhancing the Company’s reputation, ethical culture and tone at the top, and encouraging social responsibility initiatives. Although Mr. Hemsley’s total compensation is below the median as compared to other CEOs in the Company’s peer groups, the Compensation Committee and Mr. Hemsley agree that it is sufficient to motivate and retain him.

Philosophy and Objectives of our Compensation Program

We seek to attract and retain highly qualified executives and establish a strong relationship between executive compensation and Company performance based on the achievement of enterprise goals. We strive to compensate competitively and sensibly based on team, individual and Company performance. We also believe that compensation is not the exclusive means to attract and retain highly qualified executive officers.

The primary objectives of our executive compensation program are to:

•	Attract and retain highly qualified executive officers and motivate them to deliver a consistently high level of performance in the industries and markets in which we compete.

•

Align the economic interests of our executive officers with those of our shareholders by placing a substantial portion of compensation at risk through performance goals that, if achieved, are expected to increase total shareholder return over the long term and contribute to the long-term prosperity of the Company.

•

Reward performance that emphasizes teamwork and close collaboration among executive officers, supports Company growth by leveraging enterprise-wide capabilities, drives efficiencies and integrates products and services for the benefit of customers and other stakeholders.

•	Reward performance that supports the Company’s values by promoting and instilling a culture of integrity, business ethics, customer and provider service, community service and diversity.

•	Reward performance that advances our mission of helping people live healthier lives.

•	Foster an entrepreneurial spirit that reflects innovative thinking and action, effective and accountable management and leverages the ingenuity of our employees.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

1.	Pay for performance. A substantial portion of the total compensation of our executive officers is composed of annual and long-term incentive payments that are earned upon achievement of financial and non-financial outcomes that either influence or contribute to shareholder value creation.

2.	Enhance prosperity of the business. We have a balanced compensation program that is significantly weighted towards long-term performance. In addition, we base cash incentives on achievement of goals and objectives that reflect a mix of quantitative and qualitative performance measures which encourage executive officers to weigh the longer-term prosperity of the Company while avoiding excessive risk-taking in the short-term.

3.	Reward long-term growth and sustained profitability. Compensation of our executive officers is heavily weighted toward equity and long-term cash awards. These awards require sustained financial performance to deliver significant value and encourage our executive officers to deliver continued growth over an extended period of time. They also aid us in the retention of executive officers who are vital to our long-term success. The equity awards, coupled with executive stock ownership guidelines, further assure the alignment of interests between our executive officers and our shareholders.

4.	Modest benefits and limited perquisites. We provide standard employee benefits and very limited perquisites or other forms of compensation to our named executive officers. We believe that the financial opportunities provided to our executive officers through our compensation program minimize the need for extra benefits or perquisites and that the absence of such benefits or perquisites does not impact our ability to attract and retain such executives.

Determination of Total Compensation

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains separate independent compensation consultants to advise the Compensation Committee on executive and director compensation matters, assess total compensation program levels and program elements for executive officers and evaluate competitive compensation trends. In 2009, the Board of Directors adopted a policy formalizing the Compensation Committee’s practice of using an independent compensation consultant. The policy provides that if the Compensation Committee does not use an independent consultant, the Company will disclose the consultant’s lack of independence in its proxy statement and disclose by appropriate category the aggregate payments made to the consultant. The consultant will not be considered independent if it or any member of its affiliated group is paid by the Company or its affiliates for any services or products not provided at the direction and under the supervision of the Compensation Committee in an amount that exceeds 2% of the affiliated group’s consolidated gross revenues. In addition, the consultant will not be deemed independent if the individuals providing services to the Compensation Committee provide any services or products to the Company, its affiliates or management that are not provided at the direction and under the supervision of the Compensation Committee.

The Compensation Committee retained Jon Weinstein of Towers Perrin to act as its independent compensation consultant for 2009. Prior to retaining Mr. Weinstein, the Compensation Committee considered prior relationships that Towers Perrin had with the Company and the health benefits consulting services that Towers Perrin provides to certain customers of the Company. The Compensation Committee concluded that Towers Perrin is an independent compensation consultant under the Board of Directors’ policy because the individuals providing services to the Compensation Committee take directions from and report directly to the Compensation Committee and do not perform any work for management. In addition, aggregate payments made by UnitedHealth Group to Towers Perrin for work not performed on behalf of the Compensation Committee did not exceed 2% of Towers Perrin’s consolidated gross revenues in 2009. In 2009, the Company paid Towers Perrin $363,150 for executive compensation services provided to the Compensation Committee. The Company also paid Towers Perrin $36,800 for benefit administration, actuarial services and off-the-shelf surveys provided to management.

In addition to executive compensation consulting services, Towers Perrin also provides health benefit consulting services to certain customers of the Company. In 2009, we paid Towers Perrin or its affiliates approximately $3.5 million in commissions related to the sale of Company health care products and services to customers of the Company, pre-implementation audits and other audit services at the request of and for the benefit of Company customers, and consulting services related to the development of certain health care products and services provided by the Company. Towers Perrin is also a customer of the Company and we paid them pharmacy rebates of approximately $200,000 in 2009. These additional services provided to management and the Company in 2009 were not approved by the Compensation Committee. In early 2010, Towers Perrin completed its merger with Watson Wyatt and changed its name to Towers Watson.

Competitive Positioning

The Compensation Committee approves the overall compensation for the executive officers based on its own evaluation, including internal pay equity considerations, tenure and performance of various executive officers, input from its independent consultant and benchmark data. The Compensation Committee believes that total compensation for executive officers should be heavily weighted toward long-term performance-based compensation, but it does not target a specific mix of compensation between annual and long-term compensation or between equity and cash compensation. In 2009, long-term (cash and equity) compensation represented between 70% and 80% of the total mix of compensation granted to executive officers.

In general, the Compensation Committee’s goal is to achieve total compensation for the executive officers as a group that falls within a range of the fiftieth to the seventy-fifth percentiles of benchmark data if paid at target. Total direct compensation of our executive officers as a group, consisting of base salary, annual cash incentive award, long-term cash incentive award, and the grant date fair value of equity awards, resulted in compensation paid at approximately the seventy-fifth percentile of benchmark data as compared to our peer groups.

In 2009, the Compensation Committee requested its independent compensation consultant to review thoroughly the composition of our peer group. The Compensation Committee expressed a preference for using multiple data sets in order to obtain a broad perspective on market practices. In addition, because of the Company’s size and diversity of operations, it is more difficult to develop one peer group in which the Company approximates the median on a range of scope measures, such as operating earnings, revenues, market capitalization and total employees. The Compensation Committee asked Mr. Weinstein to develop peer groups that:

•	were compatible with the Company’s compensation strategy;

•	were an accurate reflection of the typical external labor market;

•	were consistent with the Company’s size and complexity of operations;

•	included a sufficient number of companies to stand up over time to predictable changes in the external market; and

•	could be easily described to external constituents.

After considering the results of the peer group review conducted following the criteria discussed above, the Compensation Committee determined to use three sets of peer group data as follows.

The Compensation Committee considers data from a broader general industry group in order to review more robust market data, including a wide array of relevant industries that reflects a broad market for talent, particularly for corporate level executive officers. The general industry group was developed by the independent compensation consultant based on the following selection criteria:

•	top 100 publicly traded companies in terms of revenue or market cap;

•	eliminate industries that have unique structures that are not relevant to UnitedHealth Group, such as oil and gas, heavy manufacturing, aerospace and defense, auto manufacturers or similar industries;

•	eliminate companies with a single line of business, so that only multi-segment companies are included; and

•	add major companies located near UnitedHealth Group’s major executive locations, to consider local dynamics.

The Company does not participate in the selection of the companies for inclusion in the general industry group and is not made aware of the companies in this group until the independent compensation consultant presents its benchmarking results to the Compensation Committee. The companies that were included in the 2009 general industry group pursuant to the criteria set forth above are listed in Appendix A to this Compensation Discussion and Analysis.

Next, the Compensation Committee considers data from a strategic and operating peer group consisting of 28 companies listed in Appendix A to this Compensation Discussion and Analysis. The companies included in this peer group were chosen because they contain similar strategic and/or operating characteristics to UnitedHealth Group, although UnitedHealth Group is larger than most of the companies in this peer group.

The Compensation Committee also considers data from the five largest publicly traded managed care companies with which we compete, who are listed in Appendix A to this Compensation Discussion and Analysis. The Compensation Committee does not benchmark compensation practices solely against these managed care companies because the Company is substantially larger, more complex and more diverse than those companies, and the Company competes for talent and capital with other successful large companies without regard to industry.

Role of Management and CEO in Determining Executive Compensation

While the Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers, management plays an important role in determining executive compensation. Management recommends appropriate enterprise-wide financial and non-financial performance goals. Management works with the Compensation Committee to establish the agenda and prepare meeting information for each Compensation Committee meeting. Our CEO assists the Compensation Committee by providing his evaluation of the performance of the executive officers who report directly to him and recommends compensation levels for such executive officers. Our CEO does not, however, make recommendations regarding his compensation.

Use of Tally Sheets and Wealth Accumulation Analysis

When approving compensation decisions, the Compensation Committee reviews tally sheet information for each of our executive officers. These tally sheets are prepared by management and quantify the elements of each executive officer’s total compensation, including base salary, annual cash incentive awards and long-term cash incentive awards, stock ownership levels, value of benefits provided, 401(k) and deferred compensation balances and three-year reported compensation on Form W-2. The tally sheets also include a summary of all equity awards previously granted to each executive officer, the gain realized from past vesting or exercise of equity awards and the projected value of accumulated equity awards based upon various stock appreciation scenarios. This is done to more effectively analyze not only the amount of compensation each executive officer has accumulated to date, but also to better understand the amount the executive officer could accumulate in the future.

Elements of our Compensation Program

Overview

The compensation program for our named executive officers consists of the following elements:

Compensation Element	Objective	Form and Type of Compensation
Base salary	To provide a minimum, fixed level of cash compensation for executive officers	Annual cash compensation, not at risk
Annual cash incentive awards	To encourage and reward executive officers for achieving annual corporate performance goals	At risk, annual performance compensation
Long-term cash incentive awards	To encourage and reward executive officers for achieving three-year corporate performance goals	At risk, long-term performance compensation
Equity awards

To motivate and retain executive officers and align their interests with shareholders through the use of:

•   SARs to encourage sustained stock price appreciation;

•   Performance shares to motivate sustained performance and growth; and

•   RSUs to retain executive officers and build stock ownership positions.

At risk, long-term performance compensation
Employee benefits	To promote health, well-being and financial security of employees, including executive officers	Annual indirect compensation, not at risk

Annual Compensation

Base Salary

The Compensation Committee generally determines base salary levels for our executive officers early in the fiscal year, with changes becoming effective during the first quarter of the fiscal year. In 2009, the Compensation Committee made no changes to the base salaries of any of our executive officers. The table below sets forth the 2009 base salaries:

Name	2009 Base Salary
S. Hemsley	$1,300,000
M. Mikan	$700,000
W. Munsell	$700,000
A. Welters	$700,000
L. Renfro	$600,000

The base salary of Messrs. Mikan, Munsell and Welters reflects the Company’s belief that internal base pay parity is important to reinforce the importance of executive teamwork and success across all of the Company’s business lines to meeting the goals set forth in the Company’s 2009 business plan. Mr. Renfro joined the Company in January 2009 and as a result, his base salary was set lower than the other executive officers commensurate with his initial management responsibilities.

Annual Cash Incentive Awards

Overview

Annual cash incentive awards may be paid if our Company meets or exceeds annual performance goals as determined by the Compensation Committee for that year. These awards are structured to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under the Company’s 2008 Executive Incentive Plan, the material terms of which were approved by the Company’s shareholders in 2008, the maximum potential annual bonus pool is equal to 2% of net income. For each participating executive officer, the Compensation Committee established a maximum potential annual cash incentive award that was expressed as a percentage of base salary and, under the terms of the 2008 Executive Incentive Plan, could not exceed 25% of the annual bonus pool. The actual annual cash incentive award for each executive officer for 2009 was significantly less than such percentage of the bonus pool established by the Compensation Committee, and was determined based on the performance criteria and target performance goals described below. This approach was designed to establish each executive officer’s annual cash incentive award in a manner that complied with the performance-based compensation requirements of Section 162(m), while preserving the Compensation Committee’s flexibility to determine the actual annual cash incentive award for each executive officer up to the maximum amount under the Company’s 2008 Executive Incentive Plan.

2009 Annual Incentive Plan Performance Goals

In February 2009, the Compensation Committee approved performance criteria and target performance goals for the 2009 annual cash incentive award. These performance measures are based on enterprise-wide measures because the Compensation Committee believes that the executive officers share the responsibility to support the goals and performance of the Company as key members of the Company’s leadership team. The following table sets forth these performance measures, as well as 2009 performance in each of those categories:

2009 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	Actual 2009 Performance
Revenue	1/3	$81.7 billion	$86.0 billion	$90.3 billion	$87.1 billion
Operating Income	1/3	$5.185 billion	$6.1 billion	$7.015 billion	$6.359 billion
Cash Flow		$4.25 billion	$5.0 billion	$5.75 billion	$5.625 billion
Stewardship: • Customer and Physician Satisfaction • Employee Engagement • Employee Teamwork	1/3	2008 results	2 points above 2008 results	4 points above 2008 results	Between threshold and target

In 2009, the Company achieved performance between target and maximum on all financial measures. With respect to stewardship, the Company achieved performance at target for employee engagement and employee teamwork. While the UnitedHealthcare business produced significant year over year gains in both customer and physician satisfaction, aggregate enterprise level performance did not sufficiently advance to earn threshold performance. The Compensation Committee determined that the overall performance for the 2009 annual cash bonus across all measures was between the target and maximum performance levels. In determining the actual amount of annual cash incentive compensation to be awarded to each executive officer, the Compensation Committee considers overall Company performance against all approved goals as set forth in the table above, as well as performance by the management team. The Compensation Committee retains discretion to pay an annual incentive award that is higher or lower than the formula award based on this consideration. The Compensation Committee also has discretion to consider other factors, such as regulatory compliance, reputation advancement, brand identity and public and social responsibility and the Company’s performance as compared to other large managed care companies, in determining annual cash incentive awards.

Context for 2009 Performance Goals

In establishing the performance measures for annual cash incentive awards in 2009 set forth in the table above, the Compensation Committee sought to align broadly the compensation of our executive officers to key elements of the Company’s 2009 business plan, which was developed in late

2008. Development of the Company’s 2009 business plan was a robust process that involved input from all of the Company’s business units and was reviewed with the Company’s Board of Directors in the fourth quarter of 2008. At the target level, these financial performance measures were consistent with the 2009 financial outlook presented in December 2008 at the Company’s annual Investor Conference.

On a GAAP basis, the 2009 financial performance targets set forth in the table above represented year-over-year growth in revenues of $4.8 billion, or 6%, operating cash flow of $762 million, or 18%, and operating income of $837 million, or 16%. The 2009 financial performance targets set forth in the table above as compared to 2008 adjusted results disclosed in the 2009 proxy statement represented year-over-year growth in revenues of $4.8 billion, or 6%, and operating cash flow of $200 million, or 4%, but a decrease in 2009 operating income of $246 million, or 4%. This decrease in operating income reflected an anticipated reduction in investment income due to a significant decline in bond market yields, an expected loss of commercial members resulting from a rising unemployment rate and an increase in the benefit levels for some of the Company’s Medicare products. The non-financial performance measures were intended to incent named executive officers to take actions necessary (and incur associated costs) to achieve improvements in customer and physician satisfaction and to encourage employee behaviors that contribute to the overall success of the enterprise. These measures were viewed to be important to obtaining longer-term financial successes that might not be immediately reflected in annual financial results. The non-financial target levels represented an increase over 2008 performance in all categories.

The Compensation Committee believes that the breadth of financial and non-financial performance measures for the 2009 annual cash incentive award set forth in the table motivates the executive officers to achieve results that should create value for our shareholders on both a short- and long-term basis and avoid excessive risks. At the beginning of 2009, the Company believed it was unlikely that the enterprise-wide revenue, operating income and cash flow goals for 2009 could be achieved without substantial performance on a broad range of material initiatives contained in the 2009 business plan that were designed to position the Company to manage through an expected difficult general economic environment in 2009, drive or position the Company for growth in connection with the expected economic recovery, improve service, reduce medical cost trends while improving outcomes, and lower operating costs through increased productivity. These material initiatives included the following:

•	significant growth in Medicare Advantage and Part D enrollment;

•	expansion of Medicaid markets and programs;

•	continued innovation in commercial products;

•	delivering more effective clinical management; and

•	further improvements to our consolidated operating cost ratio.

Management met or exceeded target performance levels with respect to all of the material initiatives set forth above, which resulted in 2009 revenues, operating income and cash flow that exceeded target levels, but were less than maximum levels. This performance was achieved in spite of unexpected challenges related to the H1N1 flu pandemic, increased COBRA eligibility and usage and certain unanticipated state budget assessments that negatively impacted operating costs. In addition, there was a significantly greater increase in unemployment in 2009 than we had assumed in our financial targets.

Determination of 2009 Annual Cash Incentive Award Amounts

At the beginning of each year, the Compensation Committee approves an “annual incentive target percentage” for each executive officer as a percentage of the executive officer’s base salary. In 2009, the maximum cash incentive award that each executive officer may earn, as set by the Compensation Committee, was equal to two times the applicable annual incentive target percentage. The Compensation Committee approves the amount of the annual cash incentive award to be paid to each executive officer for a particular fiscal year in the first quarter of the following fiscal year.

The annual incentive target percentages for annual cash incentive awards to our executive officers and the actual 2009 annual cash incentive award paid are set forth in the table below:

2009 Annual Cash Incentive Awards
Name	Target Percentage (% of Salary)	Target Award Value ($)	Maximum Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
S. Hemsley	125%	1,625,000	3,250,000	1,950,000	120%
G. Mikan	100%	700,000	1,400,000	900,000	129%
W. Munsell	100%	700,000	1,400,000	900,000	129%
A. Welters	100%	700,000	1,400,000	900,000	129%
L. Renfro	100%	600,000	1,200,000	900,000	150%

The Compensation Committee believes that it was important to provide the same relative target opportunity to all of the executive officers, other than Mr. Hemsley, to increase collaboration and teamwork across the enterprise, to recognize the skills and versatility of each executive officer and to reflect internal parity of contributions.

The factors considered by the Compensation Committee in determining the 2009 annual cash incentive award amounts for each executive officer are discussed under “Rationale for Individual Incentive Compensation Decisions” below.

Long-Term Incentive Compensation

Long-term compensation, consisting of the long-term cash incentive program and equity awards, represents the largest portion of executive officer compensation. This combination of long-term incentives provides a compelling performance-based compensation opportunity, aids in aligning and retaining the senior management team and accelerates the optimization of business unit capabilities across the enterprise.

Long-Term Cash Incentive Awards

Overview

The long-term cash incentive awards program creates a financial incentive for achieving or exceeding three-year financial goals for the enterprise. These awards are structured to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Long-term cash incentive awards for the 2007-2009 performance period are paid under the Company’s 2002 Executive Incentive Plan, the material terms of which were approved by the Company’s shareholders in 2002. The maximum potential long-term cash incentive award for any participant is equal to 1% of the Company’s earnings for the performance period. The actual long-term cash incentive award for each named executive officer for the 2007-2009 performance period was significantly less than such percentage of the Company’s earnings for the performance period and was determined based on the long-term incentive plan metrics described below. This approach was designed to establish each executive officer’s long-term cash incentive award in a manner that complied with the performance-based compensation requirements of Section 162(m), while preserving the Compensation Committee’s flexibility to determine the actual long-term cash incentive award for each executive officer up to the maximum amount under the Company’s 2002 Executive Incentive Plan.

2007-2009 Long-Term Incentive Plan Performance Goal and Context

The long-term cash incentive award goal for the 2007-2009 performance period was based on achieving a cumulative EPS performance of $10.09 over the three-year period. If cumulative EPS was equal to or greater than $10.09, the Compensation Committee had the discretion to determine the amount of the award from a range of 50% up to a maximum of 100% of average three-year base compensation.

The $10.09 cumulative three-year EPS performance goal corresponded to a compound annual growth rate of 9% over the three-year period. The Company believed that achieving performance at this level would require significant revenue growth and effective medical and operating cost management. The Compensation Committee determined that the 2007-2009 performance target was met after taking adjustments into account, giving the Compensation Committee discretion to make awards up to a maximum of 100% of average three-year base compensation.

The Company’s 2002 Executive Incentive Plan allows for adjustments to the Company’s reported earnings for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses. Adjustments to reported earnings are intended to improve executive’s line of sight / ability to effect payouts, align award payments with growth of the Company’s business, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period, and eliminate counterproductive short-term incentives – for example, refraining from settling legacy legal proceedings, pursuing significant new business initiatives or deferring disposing of underutilized assets. Pursuant to the 2002 Executive Incentive Plan, the various adjustments were made to normalize earnings during the 2007-2009 performance period, all of which fit within these categories and this philosophy for adjustments.

On a GAAP basis, the Company had strong EPS growth in 2007 of 15%. EPS declined by approximately 30% in 2008 as a result of a number of factors, including the difficult economic environment, settlement of class-action lawsuits, and the Company not fully realizing its plans with respect to enrollment growth, medical and operating costs. The Company had year-over-year GAAP EPS growth of 35% in 2009. Although 2007 performance exceeded the goal and 2009 performance was 35% on a year-over-year basis, the unadjusted cumulative EPS results for the 2007-2009 performance period fell short of the three-year performance goal of 9% compound annual growth as a result of the significant decline in EPS in 2008.

Determination of Long-Term Cash Incentive Awards

The long-term incentive target percentage for each named executive officer was approved at 50% of average base salary over the three-year incentive period. The maximum long-term cash incentive award that may be earned by a named executive officer is equal to two times the long-term incentive target percentage. The amount of the long-term cash incentive award to be paid to the named executive officers is determined by the Compensation Committee in the first quarter of the fiscal year following the three-year performance period in the discretion of the Compensation Committee.

Long-Term Cash Incentive Awards — 2007-2009

The long-term incentive target percentages for long-term cash incentive awards to our executive officers and the actual long-term cash incentive awards paid for the 2007-2009 long-term performance period are set forth in the table below:

Long-Term Cash Incentive Award
Name	Target Percentage (% of 3-Yr. Avg. Base Salary)	Target Award Value ($)	Maximum Award Value ($)	Actual Award Paid ($)	Paid Award (% of 3-Yr. Avg. Base Salary)
S. Hemsley	50%	650,000	1,300,000	0	0%
G. Mikan	50%	340,353	680,705	340,000	50%
W. Munsell	50%	337,789	675,577	340,000	50%
A. Welters	50%	337,789	675,577	340,000	50%
L. Renfro	50%	89,231	178,462	100,000	56%

Mr. Renfro became a participant in the long-term cash incentive program on January 30, 2009 and, as a result, the target value of his long-term cash incentive award was prorated. The factors considered by the Compensation Committee in the determination of the 2007-2009 long-term cash incentive award amounts are discussed under “Rationale for Individual Incentive Compensation Decisions” below.

Equity Awards

Equity Award Practices

Awards of equity-based compensation to our executive officers complement long-term cash incentives and serve the purposes described above under “Long-Term Cash Incentive Awards.” In addition, equity-based awards encourage a strong ownership stake in our Company and align the interests of named executive officers and our shareholders. All outstanding equity-based compensation awards to the executive officers have been awarded under one of three equity-based compensation plans. The most recent equity-based compensation plan, the 2002 Stock Incentive Plan, is the source of current awards.

The Compensation Committee determined that equity-based compensation for 2009 should include grants of SARs, RSUs and performance shares to achieve better balance and effectiveness in our equity-based compensation and to align better the interests of our executive officers and our shareholders. SAR grants were selected because they have value only if the Company’s stock price increases, have a similar accounting treatment to stock options and result in a smaller number of shares being issued from our 2002 Stock Incentive Plan. This extends the life of the authorized pool of shares under the 2002 Stock Incentive Plan that is available for future equity awards. RSU grants were selected because they are full value shares with time vesting and, as such, provide added retention value. Performance share grants were selected to further strengthen the longer-term pay-for-performance alignment of the Company’s compensation program. The Compensation Committee’s decision to grant performance shares was informed, in part, by discussions held between the Company and certain of its shareholders regarding the merits of performance shares in a pay-for-performance executive compensation program.

The Compensation Committee’s equity award policy is designed to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of equity-based incentive plans. The Compensation Committee’s equity award policy requires that all grants of equity awards be made at set times and at the sole discretion of the Compensation Committee. The Compensation Committee does not delegate authority to management to grant equity awards. We do not have a specific program, plan or practice to time equity compensation awards to named executive officers in coordination with our release of material information.

The Compensation Committee approves all equity awards, including those made to our named executive officers. SAR awards are made with an exercise price equal to or greater than fair market value on the date of grant, and typically have a term of ten years with 25% of the award vesting over the first four years following the date of grant. RSU awards are valued at the fair market value on the date of grant, and typically vest 25% annually over the first four years following the date of grant. The number of performance shares that each named executive officer will receive will be determined at the end of a three-year cliff vesting performance period and will be dependent upon the achievement of certain operating metrics approved by the Compensation Committee. The Company does not pay dividend equivalents on unvested RSUs or unvested performance shares granted to employees. The aggregate number of shares subject to equity awards made in 2009 was less than 2% of the Company’s shares outstanding at the end of 2009.

Equity Awards — 2009

In February 2009, the Compensation Committee granted the following target number of performance shares, SARs and RSUs to Messrs. Hemsley, Mikan, Munsell and Welters:

Name	Target Number of Performance Shares	SARs	RSUs
S. Hemsley	115,385	169,683	57,692
G. Mikan	76,923	113,122	38,462
W. Munsell	76,923	113,122	38,462
A. Welters	76,923	113,122	38,462

The number, mix and value of equity awards was determined by the Compensation Committee at its February 2009 meeting during which determinations were also made regarding the 2008 annual cash bonus and the 2006-2008 long-term cash incentive payments. The value and mix of equity awards for all named executive officers other than Mr. Renfro were determined by the Compensation Committee after considering competitive market data; the desirability of utilizing a balanced system to mitigate risk, encourage superior performance, and build ownership; and the need to retain and motivate the executives to deliver sustained performance that enhances the longer-term prosperity of the business. The grant date fair values and terms of these equity awards are discussed further in the Grants of Plan Based Awards table and related footnotes. The mix of equity awards was intended to enhance long-term performance and strengthen the Company’s long-term pay-for-performance alignment because 75% of the value of the equity awards is delivered through performance shares and SARs.

Mr. Renfro joined the Company on January 30, 2009. Mr. Renfro received 92,800 RSUs and 106,600 SARs at the Compensation Committee’s meeting following the commencement of Mr. Renfro’s employment. The grant date fair values and terms of these equity awards are discussed further in the Grants of Plan Based Awards table and related footnotes. The number, mix and value of equity awards were based on Mr. Renfro’s employment agreement and were part of a total compensation package that was believed to be necessary to recruit him to join the Company.

For further information regarding equity award grants in 2009, see “2009 Grants of Plan-Based Awards” below.

Rationale for Individual Incentive Compensation Decisions

Stephen J. Hemsley. Mr. Hemsley’s 2009 annual cash incentive award was determined by the Compensation Committee in February 2010 after considering the results of a performance evaluation conducted by the Compensation Committee and incorporating feedback from all Board members other than Mr. Hemsley. This award was based on:

•

Achievement of overall performance for the 2009 annual cash incentive award that was between the target and maximum goals, and three-year EPS performance that achieved the target level after considering adjustments;

•

Achievement of operational and financial goals and objectives of the Company despite challenging circumstances as discussed in detail above under “Context for 2009 Performance Goals” and “2007-2009 Long-Term Incentive Plan Performance Goal and Context”;

•	Ensuring the appropriate organizational structure, management team and resources to carry out business strategies and achieve objectives;

•	Ability to focus the Company, build consensus and utilize its resources to effectively accomplish the Company’s objectives, including actions taken to improve the Company’s critical capabilities;

•	Leadership in enhancing the Company’s culture, including furthering a strong ethical culture and encouraging corporate social responsibility initiatives;

•	Positive participation and leadership of the Company in the health care reform and modernization debate;

•	Continued improvement in the Company’s reputation as perceived by third parties;

•	The Compensation Committee’s positive views of Mr. Hemsley’s overall leadership style and performance;

•

An internal pay analysis of Mr. Hemsley’s total direct incentive compensation to total direct incentive compensation awarded to other executive officers at the Company, which the Compensation Committee believes is appropriate because the senior leadership team, including the CEO, is most responsible for the Company’s performance; and

•	An external pay analysis and comparison of Mr. Hemsley’s compensation to the Company’s peer groups, which shows compensation levels below the median of the Company’s peer groups.

Mr. Hemsley did not receive a long-term cash incentive award. Although Mr. Hemsley’s total compensation is below median as compared to other CEOs in the Company’s peer groups, the Compensation Committee and Mr. Hemsley agree that it is sufficient to motivate and retain him.

George L. Mikan III, William A. Munsell, Larry C. Renfro and Anthony Welters. The 2009 annual cash incentive award and 2007-2009 long-term cash incentive award for Messrs. Mikan, Munsell, Renfro and Welters were determined by the Compensation Committee after considering recommendations made by and performance evaluations conducted by Mr. Hemsley. These awards were based on:

•

Achievement of overall performance for the 2009 annual cash incentive award that was between the target and maximum goals, and three-year EPS performance for the 2007-2009 long-term cash incentive award that achieved the target level after considering adjustments;

•

Achievement of certain operational and financial goals and objectives of the Company despite challenging circumstances as discussed in detail above under “Context for 2009 Performance Goals” and “2007-2009 Long-Term Incentive Plan Performance Goal and Context”;

•	The responsibilities and skills of each named executive officer;

•	Cross enterprise teamwork and collaboration efforts of each named executive officer;

•	Efforts and emphasis on enterprise-wide ethical values and leadership by example in community service initiatives; and

•

An internal pay analysis and comparison of the cash incentive compensation of the named executive officers to each other and to certain of the other most senior managers at the Company. The Compensation Committee believes an internal pay analysis is appropriate because the executive officers, including the named executive officers, are most responsible for the Company’s financial results.

In connection with the commencement of his employment, Mr. Renfro also received a sign-on bonus of $600,000. The sign-on bonus was subject to full repayment if, within twelve months of the effective date of his employment agreement, (a) Mr. Renfro did not relocate to a location specified by the Company, or (b) Mr. Renfro’s employment with the Company was voluntarily terminated by Mr. Renfro or terminated by the Company as a result of a violation of the Company’s Principles of Ethics and Integrity. In addition, the Company assisted Mr. Renfro in relocating from his previous residence, which assistance included a $400,000 reimbursement of the market value impact of the declining real estate market on Mr. Renfro’s previous residence. The amount of this bonus and relocation assistance was part of a total compensation package believed to be necessary to recruit him to join the Company.

Other Compensation

Benefits

Our executive officers are generally eligible to participate in our broad-based employee health, welfare and retirement benefit programs. These benefits include a 401(k) savings plan, an employee stock purchase plan, short- and long-term disability plans, term life insurance coverage, medical, vision and dental plans, a flexible spending account plan and an employee assistance plan.

In addition to these benefits, our executive officers are eligible to receive supplemental long-term disability coverage equal to 60% of base salary (up to $420,000) and all of our named executive officers, other than Mr. Hemsley and Mr. Renfro, are eligible to receive supplemental group term life insurance coverage of $2 million at Company expense. Executive officers are also eligible to participate in our non-qualified Executive Savings Plan. See the “2009 Non-Qualified Deferred Compensation” table below for additional information regarding contributions, earnings and distributions for each named executive officer under the Executive Savings Plan. Our Executive Savings Plan does not provide for guaranteed or above-market interest.

As part of its continued focus on the community, the Company implemented an Executive Board Service Matching Program in March of 2008. This program is available to approximately 240 senior leaders of the Company, including the named executive officers. This program provides for Company matching contributions on a 2:1 basis to certain charitable and nonprofit organizations up to a maximum amount of $10,000 per organization. In order to receive the matching contribution, the employee must serve on the board of the charitable or nonprofit institution and make a personal financial contribution.

Perquisites

We do not believe that providing generous executive perquisites is either necessary to attract and retain executive talent or consistent with our pay-for-performance philosophy. Therefore, we do not provide perquisites such as executive physicals, company automobiles, security services, private jet services, financial planning services, club memberships, apartments, vacation homes or drivers for personal travel to our executive officers. Our corporate aircraft use policy prohibits personal use of corporate aircraft by any executive officer. Because there is essentially no incremental cost to the Company, however, the policy does permit an executive officer’s spouse to accompany the executive officer on a business flight on Company aircraft.

Employment Agreements and Post-Employment Payments and Benefits

The Company has a policy of entering into employment agreements with each of our named executive officers. These employment agreements are described in greater detail in “Executive Employment Agreements.” None of these agreements provides for fixed minimum annual equity awards, fixed cash incentive awards or perquisites, other than the sign-on bonus and initial grant of equity awards for Mr. Renfro. Mr. Renfro was also provided relocation benefits in connection with his acceptance of employment with the Company. The Company’s policies related to post-employment payments and benefits do not provide for enhanced cash severance payments upon termination in connection with a change-in-control or for excise tax gross up payments payable in connection with a change in control. The Company also does not have any ongoing supplemental executive retirement plan obligations for its named executive officers.

The employment agreements with our executive officers provide for certain severance payments in connection with their termination of employment under various circumstances, typically termination by the Company without “cause” or by the executive officer for a “good reason.” See the “Executive Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control” for additional information regarding potential severance payments that may be made to named executive officers. We have provided these post-employment payments and benefits and severance payment triggers because they have enabled us to obtain specific post-employment non-competition, non-solicitation and non-disclosure agreements with our executive officers that we believe are of value to the Company and our shareholders.

Our equity award agreements typically provide that the awards become fully vested and exercisable if the executive officer’s employment ends due to death or disability, or if a change in control of the Company occurs. We adopted acceleration of the vesting of equity awards upon a change in control in 1994 to offer our executive officers greater protection in the context of a corporate restructuring. Our equity award agreements also generally provide for continued vesting and exercisability during any period in which an executive officer receives severance and for continued exercisability of an award for a limited period of time after termination of employment for other reasons. In addition, equity awards granted in 2009 and going forward provide for continued vesting and exercisability for up to five years after retirement, subject to certain conditions. The Compensation Committee elected to provide such continued vesting and exercisability because such provisions are a common market practice and our other retirement benefits are limited to the Company’s 401(k) Plan and non-qualified deferred compensation plans.

Other Compensation Practices

Executive Stock Ownership Guidelines

The Compensation Committee believes that requiring significant stock ownership by our executive officers further aligns their interests with those of long-term shareholders. Under our stock ownership guidelines, each executive officer must beneficially own a number of shares of the Company’s common stock with a fair market value equal to or in excess of a specified multiple of the individual’s base salary within three years of an executive officer’s election or appointment as an executive officer for the first time as follows:

•	for the CEO, five times base salary; and

•	for other executive officers, two times base salary.

Stock options and SARs do not count toward satisfaction of the ownership requirements under the guidelines, regardless of their vesting status. However, time-based RSUs and restricted stock awards are counted toward the satisfaction of the ownership requirements. The Compensation Committee periodically reviews compliance with this requirement. As of the record date of this proxy statement, all of our named executive officers meet the ownership requirements.

In 2009, the Board established a stock retention policy for Section 16 officers. For equity awards received after October 23, 2009, Section 16 officers are required to retain one-third of the net shares acquired upon the vesting or exercise of the equity awards for at least one year.

Transactions in Company Securities

In general, SEC rules prohibit uncovered short sales of shares of our common stock by our executive officers, including the named executive officers. Accordingly, our insider trading policy prohibits short sales of shares of our common stock by our executive officers, including the named executive officers, and discourages all employees from engaging in any hedging transactions relating to our common stock. The policy also requires all employees to consult with our Office of the General Counsel if they intend to engage in any hedging transactions. In 2009, no executive officer consulted with the Office of the General Counsel regarding hedging transactions.

Potential Impact on Compensation from Executive Misconduct

If the Board of Directors determines that an executive officer has engaged in fraud or misconduct, the Board of Directors may take a range of actions to remedy the misconduct, prevent its recurrence and impose such discipline as would be appropriate. Actions taken would vary depending on the facts and circumstances and may include, without limit: (1) a termination of employment and (2) initiating legal action against the executive officer. In addition, with respect to approximately 50 members of senior management, if the fraud or misconduct causes, in whole or in part, a material restatement of the Company’s financial statements, action may include (a) seeking reimbursement of the entire amount of cash incentive compensation awarded to the executive officer, if the executive officer would have received a lower (or no) cash incentive awards if calculated based on the restated financial results and (b) canceling all outstanding vested and unvested equity awards subject to the clawback policy and requiring the executive officer to return to the Company all gains from equity awards realized during the twelve-month period following the filing of the incorrect financial statements.

Consideration of Risk in Named Executive Officer Compensation

Our compensation programs are balanced, focused on long-term pay for performance and allow for discretion. The Compensation Committee believes that the design of the compensation program for our executive officers does not encourage excessive or unnecessary risk-taking. The Compensation Committee believes that the following features of our compensation program serve to mitigate excessive or unnecessary risk-taking:

•	Our annual cash bonus program includes a wide variety of financial and non-financial metrics that require substantial performance on a broad range of material initiatives;

•	The Compensation Committee has capped the maximum amount of annual cash bonus and long-term cash bonus that can be earned;

•	Our equity awards include a diversified mix of SARs, RSUs and performance shares to encourage sustained performance over time;

•	We have stock ownership guidelines for our executive officers;

•	We require named executive officers to retain 1/3 of net equity awards granted after October 2009 for a period of at least 12 months; and

•	We have a clawback policy that deters misconduct or fraudulent behavior by recouping the entire bonus paid, not just the amount that would not have been earned.

In addition, our Compensation Committee retains a large amount of discretion to adjust compensation for quality of performance, adherence to Company values and other factors.

Accounting and Tax Considerations

Section 162(m) imposes a $1 million limit on the amount that a company may annually deduct for compensation to its CEO and its three other highest-paid executive officers employed at the end of the year, unless, among other things, the compensation is “performance-based,” as defined in Section 162(m), and provided under a plan that has been approved by the shareholders. The Compensation Committee seeks to structure most elements of our executive compensation program to meet this exception. However, to maintain flexibility to promote varying corporate goals, we have not adopted a policy requiring all compensation to be deductible. For example, RSUs granted under the Company’s 2002 Stock Incentive Plan do not qualify as performance-based compensation. Stock options granted under the Company’s 1998 Broad-Based Stock Incentive Plan (the “1998 Plan”) and exercised by named executive officers also do not qualify as performance-based compensation; however no equity awards have been granted under the 1998 Plan since April 2002.

Appendix A

UnitedHealth Group Executive Compensation Peer Groups

Managed Care Competitors

Aetna Inc.
CIGNA Corp.
Coventry Health Care Inc.
Humana Inc.
WellPoint Inc.

Strategic & Operating Peer Group

Accenture PLC	Hewlett-Packard Co.
Aetna Inc.	Humana Inc.
American Express Co.	International Business Machines Corp.
Ameriprise Financial Inc.	McKesson Corp.
Automatic Data Processing Inc.	Medco Health Solutions Inc.
Bank of New York Mellon Corp.	Metlife Inc.
Cardinal Health Inc.	Oracle Corp.
CIGNA Corp.	Paychex Inc.
Coventry Health Care Inc.	Prudential Financial Inc.
CVS Caremark Corp.	State Street Corp.
Express Scripts Inc.	United Parcel Service Inc.
FedEx Corp.	Visa Inc.
Fidelity Investments	WellPoint Inc.
Hewitt Associates Inc.	Wells Fargo & Co

Broader General Industry Peer Group

3M Company	Kraft Foods Inc.
AT&T Inc.	McDonald’s Corp.
Abbott Laboratories	McKesson Corp.
Allstate Corp (The)	Medco Health Solutions Inc.
Amazon.com Inc.	Medtronic Inc.
American Express Co.	Merck & Co. Inc.
Amgen Inc.	Metlife Inc.
Apple Inc.	Microsoft Corp.
Bank of America Corp.	Motorola Inc.
Baxter International Inc.	Nike Inc.
Best Buy Co. Inc.	New York Life
Bristol-Myers Squibb Co.	PepsiCo Inc.
CVS Caremark Corp.	Pfizer Inc.
Cardinal Health Inc.	Procter & Gamble Co. (The)
Cargill	Prudential Financial Inc.
Cisco Systems Inc.	Schering-Plough
Coca-Cola Company (The)	Sprint Nextel Corp.
Colgate-Palmolive Co.	State Farm Insurance
EMC Corp (Mass)	State Street Corp.
Eli Lily and Co.	TIAA-CREF
Emerson Electric Co.	Target Corp.
Express Scripts Inc.	Travelers Companies Inc. (The)
General Mills Inc.	U.S. Bancorp
Google Inc.	United Parcel Service Inc.
HCA Healthcare	Verizon Communications Inc.
Hewlett-Packard Co.	WellPoint Inc.
Humana Inc.	Wells Fargo & Co.
International Business Machines	Wyeth
Intel Corp.
Johnson & Johnson
Kimberly-Clark Corp.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. This report was provided by the following independent directors who comprise the Compensation and Human Resources Committee:

Douglas W. Leatherdale (Chair)

Robert J. Darretta

Gail R. Wilensky, Ph.D.

2009 Summary Compensation Table*

The following table provides certain summary information for the years ended December 31, 2009, 2008 and 2007 relating to compensation paid to, or accrued by us on behalf of, our named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)	SAR Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5)		All Other Compensation ($) (6)	Total ($)

Stephen J. Hemsley President and Chief Executive Officer	2009	1,300,000	—		4,122,694	1,442,306	1,950,000	—	(7)	86,916	8,901,916
	2008	1,300,000	—		—	—	1,822,019	—		119,023	3,241,042
	2007	1,300,000	—		—	—	3,635,000	—		94,838	5,029,838

George L. Mikan III Executive Vice President and Chief Financial Officer	2009	700,000	—		2,748,471	746,605	1,240,000	—		321,314	5,756,390
	2008	692,115	—		1,237,181	1,912,198	1,750,000	—		1,137,362	6,728,856
	2007	650,000	—		—	4,063,500	1,282,000	—		71,874	6,067,374

William A. Munsell Executive Vice President and President of Enterprise Services Group	2009	700,000	—		2,748,471	960,406	1,240,000	—		67,291	5,716,168
	2008	692,115	—		2,319,731	796,751	875,000	—		111,066	4,794,663
	2007	634,616	—		—	2,663,500	1,282,000	—		37,168	4,617,284

Larry C. Renfro Executive Vice President and Chief Executive Officer of Public and Senior Markets Group (8)	2009	535,385	600,000	(9)	3,170,284	944,704	1,000,000	—		520,298	6,770,671

Anthony Welters Executive Vice President and President of Public and Senior Markets Group	2009	700,000	—		2,748,471	978,505	1,240,000	—		372,885	6,039,861
	2008	692,115	—		2,319,731	796,751	875,000	—		1,297,661	5,981,258
	2007	634,616	—		—	2,663,500	1,282,000	—		298,632	4,878,748

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary to an understanding of the information disclosed in this table. Please see “Executive Employment Agreements” below for a description of the material terms of each named executive officer’s employment agreement.

(1)	Amounts reported reflect the base salary earned by named executive officers in the years ended December 31, 2009, 2008 and 2007. Mr. Hemsley last received a salary increase effective November 30, 2006 and Messrs. Mikan, Munsell and Welters last received a salary increase effective February 19, 2008. Amounts reported include the following salary amounts deferred by the named executive officers under our Executive Savings Plan:

Name	Year	Amount deferred
Stephen J. Hemsley	2009	$78,000
George L. Mikan III	2009	$42,000
William A. Munsell	2009	$42,000
Larry C. Renfro	2009	—
Anthony Welters	2009	$42,000

(2)	The amounts reported in this column reflect the aggregate grant date fair value of the RSUs granted in 2009, 2008 and 2007 and performance shares (at target) granted in 2009 computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The grant date fair value of RSUs granted in 2009 and the grant date fair value of performance shares if target performance and maximum performance is achieved are as follows:

Name	Year	Restricted Stock Units	Performance-Based Restricted Stock Units
			Target	Maximum
Stephen J. Hemsley	2009	$1,374,223	$2,748,471	$5,496,942
George L. Mikan III	2009	$916,165	$1,832,306	$3,664,612
William A. Munsell	2009	$916,165	$1,832,306	$3,664,612
Larry C. Renfro	2009	$3,170,284	—	—
Anthony Welters	2009	$916,165	$1,832,306	$3,664,612

See the “2009 Grants of Plan-Based Awards” table for more information on stock awards granted in 2009. In 2009, the number of shares underlying equity awards to be granted were determined using a common fair value amount based on a 15-day average closing stock price, but once granted the fair value of each employee’s equity award was determined based on the closing stock price on the date of grant.

(3)	The actual value to be realized by a named executive officer related to SARs depends upon the appreciation in value of the Company’s stock and the length of time the SARs are held. No value will be realized with respect to any SAR if the Company’s stock price does not increase following the award’s grant date. In 2009, the number of shares underlying equity awards to be granted using a common fair value amount based on a 15-day average closing stock price, but once granted the fair value of each employee’s equity award was determined on an individual basis. Due to the implementation of retirement eligibility provisions in 2009, each named executive officer had a different fair value based upon retirement eligibility during the vesting period for the awards.

The amounts reported in this column reflect the aggregate grant date fair value of SARs granted in 2009, 2008 and 2007 computed in accordance with FASB ASC Topic 718. In 2007 and 2008, the Company increased the exercise price of certain stock options held by Messrs. Hemsley, Mikan, Munsell and Welters. The increases in exercise prices lowered the grant date fair value of the awards from the grant date fair value calculated based on the original terms of the award and as a result the incremental grant date fair value, computed in accordance with FASB ASC Topic 718, is zero. For a description of the assumptions used in computing the aggregate grant date fair value, see “Note 12 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. These assumptions also have been used in computing the aggregate grant date fair value since fiscal 2003.

See the “2009 Grants of Plan-Based Awards” table for information on SARs granted in 2009.

(4)	Amounts reported include both annual and long-term cash incentive awards to our named executive officers under our 2002 and 2008 Executive Incentive Plans, as applicable. The annual incentive awards earned in 2009 under our 2008 Executive Incentive Plan and paid in 2010, including amounts deferred by the named executive officers, were the following:

Name	Year	Total amount of annual cash incentive award	Amount of annual cash incentive award deferred
Stephen J. Hemsley	2009	$1,950,000	$117,000
George L. Mikan III	2009	$900,000	$54,000
William A. Munsell	2009	$900,000	$54,000
Larry C. Renfro	2009	$900,000	—
Anthony Welters	2009	$900,000	$54,000

The long-term cash incentives earned for the 2007-2009 incentive period under our 2002 Executive Incentive Plan and paid in 2010 were the following:

Name	Period	Total amount of long-term cash incentive award
Stephen J. Hemsley	2007-2009	—
George L. Mikan III	2007-2009	$340,000
William A. Munsell	2007-2009	$340,000
Larry C. Renfro	2007-2009	$100,000
Anthony Welters	2007-2009	$340,000

(5)	Named executive officers participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. The Executive Savings Plan does not credit above-market earnings or preferential earnings to the amounts deferred, and accordingly, no non-qualified deferred compensation earnings have been reported. Under the Executive Savings Plan, there are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(6)	All other compensation includes the following:

Name	Year	Company Matching Contributions Under 401(k) Savings Plan	Company Matching Contributions Under Executive Savings Plan	Company Matching Contributions Under Executive Board Service Matching Program (a)	Insurance Premiums (b)	Relocation Benefits (c)	Tax Assistance (d)	Other
Stephen J. Hemsley	2009	$8,575	$75,563	—	—	—	—	—
George L. Mikan III	2009	$8,575	$63,000	—	—	—	—	$244,800	(e)
William A. Munsell	2009	$7,442	$36,750	$10,000	$10,320	—	—	—
Larry C. Renfro	2009	—	—	—	—	$451,390	$38,732	$27,794	(f)
Anthony Welters	2009	$5,961	$36,750	—	—	—	—	$321,875	(e)

As permitted by SEC rules, we have omitted perquisites and other personal benefits that we provided to certain named executive officers in 2009 as the aggregate amount of such compensation to each of such named executive officers was less than $10,000. In addition, consistent with SEC rules, we have not separately quantified and identified those items of other compensation that have a value of less than $10,000.

(a)	As part of its commitment to serve local communities, the Company encourages its executive officers to serve on the boards of charitable organizations and to financially contribute to those organizations. The Company has adopted a policy pursuant to which it will match certain charitable contributions made by an executive officer if the executive officer also serves on the board of the charitable organization. The amount included for Mr. Munsell represents a donation to a charitable organization made by the Company in 2009 to match the donations Mr. Munsell made to the charitable organization on whose board he serves.

(b)	The Company provides Messrs. Mikan, Munsell and Welters a $2 million face value term life insurance policy. The 2009 annual premiums paid by the Company on behalf of such named executive officers were less than $10,000, other than for Mr. Munsell.

(c)	The Company offers relocation assistance for all transferred or relocated professionals and executives. The amount represents payments related to relocation costs of Mr. Renfro in 2009, including reimbursement of the market value impact of the declining real estate market on Mr. Renfro’s previous residence.

(d)	The amount shown is the aggregate amount of payments made on Mr. Renfro’s behalf by the Company during 2009 for the payment of taxes related to relocation costs. The Company pays the taxes related to relocation costs for all transferred and relocated professionals and executives if the relocation costs paid by the Company are deemed to be income to the professional or executive.

(e)

As part of our 2006 review of the Company’s historical stock option practices, the Company determined that certain historical stock options granted to individuals who were non-executive officer employees at the time of grant (including Messrs. Mikan and Welters) were granted with an exercise price that was lower than the closing price of our common stock on the applicable accounting measurement date, subjecting these individuals to additional tax under Section 409A. For any outstanding stock options subject to additional tax under Section 409A that were granted to non-executive officer employees, the Company increased the exercise price and committed to make cash payments to these holders following the vesting of the options based on the difference between the original stock option exercise price and the revised increased stock option exercise price. The payments were made on a quarterly basis following vesting of the applicable awards. If the modified stock options are subsequently exercised, the Company will recover the amount of these cash payments at the time of exercise.

(f)	Represents commuting expenses incurred in connection with relocation, including air travel, rental car, taxi or other car service and related costs.

(7)	The amount of Mr. Hemsley’s supplemental retirement benefit was frozen in 2006 based on his current age and average base salary and converted into a lump sum of $10,703,229. As such, there was no increase in the benefit payable to Mr. Hemsley under his supplemental retirement benefit in fiscal 2009.

(8)	Mr. Renfro joined the Company as an executive officer on January 29, 2009.

(9)	Reflects a bonus paid to Mr. Renfro in connection with his joining the Company as an executive officer.

2009 Grants of Plan-Based Awards*

The following table presents information regarding each grant of an award under our compensation plans made during 2009 to our named executive officers for fiscal 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option/ SAR Awards: Number of Securities Underlying Options/ SARs (#)	Exercise or Grant Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock or Option/ SAR Awards ($) (1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen J. Hemsley President and Chief Executive Officer
Annual Cash Incentive Award (2)	—	1,462,500	1,625,000	3,250,000	—	—	—	—	—	—	—
Long-Term Cash Incentive Award (3)	—	3,508	659,583	1,319,166	—	—	—	—	—	—	—
SAR Award (4)	2/23/09	—	—	—	—	—	—	—	169,683	29.74	1,442,306
RSU Award (5)	2/23/09	—	—	—	—	—	—	57,692	—	—	1,374,223
Performance Share Award (6)	2/23/09	—	—	—	1,030	115,385	230,770	—	—	—	2,748,471
George L. Mikan III Executive Vice President and Chief Financial Officer
Annual Cash Incentive Award (2)	—	630,000	700,000	1,400,000	—	—	—	—	—	—	—
Long-Term Cash Incentive Award (3)	—	1,889	355,160	710,320	—	—	—	—	—	—	—
SAR Award (4)	2/23/09	—	—	—	—	—	—	—	113,122	29.74	746,605
RSU Award (5)	2/23/09	—	—	—	—	—	—	38,462	—	—	916,165
Performance Share Award (6)	2/23/09	—	—	—	687	76,923	153,846	—	—	—	1,832,306
William A. Munsell Executive Vice President and President of the Enterprise Services Group
Annual Cash Incentive Award (2)	—	630,000	700,000	1,400,000	—	—	—	—	—	—	—
Long-Term Cash Incentive Award (3)	—	1,889	355,160	710,320	—	—	—	—	—	—	—
SAR Award (4)	2/23/09	—	—	—	—	—	—	—	113,122	29.74	960,406
RSU Award (5)	2/23/09	—	—	—	—	—	—	38,462	—	—	916,165
Performance Share Award (6)	2/23/09	—	—	—	687	76,923	153,846	—	—	—	1,832,306

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option/ SAR Awards: Number of Securities Underlying Options/ SARs (#)	Exercise or Grant Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock or Option/ SAR Awards ($) (1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Larry C. Renfro Executive Vice President and Chief Executive Officer of Public and Senior Markets Group
Annual Cash Incentive Award (2)	—	540,000	600,000	1,200,000	—	—	—	—	—	—	—
Long-Term Cash Incentive Award (3)	—	1,731	325,417	650,834	—	—	—	—	—	—	—
SAR Award (4)	2/3/09	—	—	—	—	—	—	—	92,800	29.74	944,704
RSU Award (5)	2/3/09	—	—	—	—	—	—	106,600	—	—	3,170,284
Anthony Welters Executive Vice President and President of Public and Senior Markets Group
Annual Cash Incentive Award (2)	—	630,000	700,000	1,400,000	—	—	—	—	—	—	—
Long-Term Cash Incentive Award (3)	—	1,889	355,160	710,320	—	—	—	—	—	—	—
SAR Award (4)	2/23/09	—	—	—	—	—	—	—	113,122	29.74	978,505
RSU Award (5)	2/23/09	—	—	—	—	—	—	38,462	—	—	916,165
Performance Share Award (6)	2/23/09	—	—	—	687	76,923	153,846	—	—	—	1,832,306

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table.

(1)	The actual value to be realized by a named executive officer depends upon the appreciation in value of the Company’s stock and the length of time the award is held. No value will be realized with respect to any SAR award if the Company’s stock price does not increase following the grant date. The amount reported in this column is based on the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the grant date fair value for the SAR award pursuant to FASB ASC Topic 718, see “Note 12 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The grant date fair value of each restricted stock unit award and performance-based restricted stock unit award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.

(2)

Amounts represent estimated payouts of annual cash incentive awards granted under our Executive Incentive Plan in 2009. The Executive Incentive Plan permits a maximum annual bonus pool for executive officers equal to 2% of the Company’s net income (as defined in the plan) and no executive officer may receive more than 25% of such annual bonus pool. The Compensation Committee has limited annual cash incentive payouts to not more than two times the target amount, which is reflected in the maximum payout column. In order for any amount to be paid, the Company must achieve approved performance metrics of (i) revenue, (ii) operating income, (iii) cash flow,

(iv) customer and physician satisfaction, (v) employee engagement and (vi) employee teamwork. The actual annual cash incentive amounts earned in connection with the 2009 awards were paid in 2010, and are reported in the “2009 Summary Compensation Table.” See “Compensation Discussion and Analysis — Elements of our Compensation Program — Annual Compensation — Annual Cash Incentive Awards” for a description of the Company’s annual cash incentive award program.

(3)	Amounts represent estimated future payouts of long-term cash incentive awards granted under our Executive Incentive Plan in 2009 for the 2009-2011 incentive period, to be paid in 2012. The Executive Incentive Plan permits a maximum long-term bonus pool for executive officers equal to 2% of the Company’s average net income (as defined in the plan) during the performance period and no executive officer may receive more than 25% of such long-term bonus pool. The Compensation Committee has limited the long-term cash incentive payout maximum amount to not more than two times each named executive officer’s target amount, which is reflected in the maximum payout column. In 2009, upon recommendation by management, the Compensation Committee approved a cumulative EPS metric and an average return on equity metric for the 2009-2011 incentive period, either one of which must be achieved before the threshold amount shown above becomes earned and payable. Each measure is weighted equally. In 2012, the Compensation Committee will determine whether the goals have been achieved. The estimated threshold award represents the amount that may be paid if threshold performance on one of the performance metrics is achieved. Once threshold performance is achieved, the Compensation Committee has the discretion to pay an award ranging from 0% up to a maximum of 200% of target. The estimated threshold, target and maximum awards listed in the table were computed based on participants’ current salaries and assuming that participants’ salaries are increased 5% effective February 1, 2011. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Long-Term Cash Incentive Awards” for a description of the Company’s long-term cash incentive award program.

(4)	Amounts represent the number of SARs granted under our 2002 Stock Incentive Plan. These SARs expire ten years following the date of grant, vest and become proportionately exercisable on each of the first four anniversaries of February 3, 2009, and are subject to earlier termination upon certain events related to termination of employment. SARs not yet exercisable generally become exercisable upon a change-in-control of the Company or upon death or disability, as these terms are defined in each executive’s equity-award agreement. SARs may also continue to vest over any severance period following termination of employment or up to five years following retirement, if the executive officer is retirement eligible. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Equity Awards at 2009 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

(5)

Amounts represent the number of RSUs granted under our 2002 Stock Incentive Plan. These RSUs proportionately vest on each of the first four anniversaries of February 3, 2009, other than for Messrs. Hemsley and Munsell as described in footnote 5 to the “Outstanding Equity Awards at 2009 Fiscal Year-End” table. These RSUs are subject to earlier termination upon certain events related to termination of employment. RSUs not yet vested generally vest upon a change-in-control of the Company or upon death or disability, as these terms are defined in each executive’s equity-award agreement. RSUs may also continue to vest following retirement if the executive officer is retirement eligible or over any severance period following termination of employment. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Equity Awards at 2009 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

(6)	Amounts represent the estimated future number of the performance shares that may be earned under our 2002 Stock Incentive Plan at each of the threshold, target and maximum levels. The performance share award will be paid out in shares of Company common stock. The number of performance shares that the executive officer will receive will be determined following the end of the 2009 – 2011 performance period and will be dependent upon the Company’s achievement of a cumulative EPS metric and an average return-on-equity metric approved by the Compensation Committee. The estimated threshold award represents the number of performance shares that may be awarded if threshold performance is achieved on one of the performance metrics. Once threshold performance is achieved, the Compensation Committee has the discretion to award a number of performance shares ranging from 0% up to a maximum of 200% of target. The target number of performance shares will immediately vest upon a change-in-control of the Company, as this term is defined in each executive’s equity-award agreement. Upon retirement, if the executive officer is retirement eligible, the executive officer will vest in the full number of performance shares that are earned at the end of the performance period as if the executive officer had been continuously employed throughout the entire performance period, provided the executive officer had served for at least one year of the performance period. Upon death, disability or termination of employment for “Good Reason” or other than for “Cause” (as these terms are defined in the performance share award agreement), the executive officer will receive at the end of the applicable performance period, a pro-rata number of performance shares that are earned based on the number of full months employed plus, if applicable, the number of months for any severance period. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Equity Awards at 2009 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table presents information regarding outstanding equity awards held at the end of 2009 by our named executive officers for fiscal 2009.

		Option/SAR Awards						Stock Awards
Name	Date of Option/ SAR Grant	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Option/ SAR Exercise/ Grant Price ($)	Option/ SAR Expiration Date (1)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($) (2)
Stephen J. Hemsley President and Chief Executive Officer	2/23/2009 1/31/2006 5/2/2005 5/2/2005 2/3/2005 2/3/2005 2/11/2004 2/11/2004 2/11/2004 2/12/2003 2/12/2003 1/7/2002 1/17/2001 3/8/2000	— 150,000 62,500 187,500 450,000 150,000 300,000 300,000 600,000 300,000 900,000 1,200,000 1,200,000 1,200,000	(7)	169,683 50,000 — — — — — — — — — — — —	(3) (4)	29.7400 59.4200 57.4183 48.3550 45.2800 55.3583 29.7000 36.2382 58.3600 58.3600 58.3600 25.0925 18.0475 15.6250	2/23/2019 1/31/2016 5/2/2015 5/2/2015 2/3/2015 2/3/2015 2/11/2014 2/11/2014 2/11/2014 2/12/2013 2/12/2013 1/7/2012 1/17/2011 3/8/2010	2/23/2009 2/23/2009	56,268 —	(5)	1,715,049 —	— 115,385	(6)	— 3,516,935
George L. Mikan III Executive Vice President and Chief Financial Officer	2/23/2009 6/5/2008 5/28/2007 5/28/2007 5/2/2006 10/31/2005 5/2/2005 11/4/2004 5/10/2004 10/28/2003 10/28/2003 2/12/2003 2/12/2003	— 50,911 — 87,500 93,750 45,000 100,000 190,000 150,000 17,500 52,500 25,000 75,000		113,122 152,731 75,000 87,500 31,250 — — — — — — — —	(3) (4) (8) (4) (4)	29.7400 33.9400 54.4100 54.4100 48.5800 60.0700 48.5700 42.8650 30.7050 26.1750 28.1000 20.0600 20.7250	2/23/2019 6/5/2018 5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 11/4/2014 5/10/2014 10/28/2013 10/28/2013 2/12/2013 2/12/2013	2/23/2009 2/23/2009 6/5/2008	38,462 — 27,339	(3) (4)	1,172,322 — 833,293	— 76,923 —	(6)	— 2,344,613 —
William A. Munsell Executive Vice President of UnitedHealth Group and President of the Enterprise Services Group	2/23/2009 6/5/2008 5/28/2007 5/28/2007 5/2/2006 10/31/2005 5/2/2005 5/2/2005 12/7/2004 12/7/2004 5/10/2004 5/10/2004 10/28/2003 10/28/2003 2/12/2003 8/5/2002 1/7/2002	— 21,213 — 75,000 93,750 50,000 75,000 25,000 113,000 113,000 15,000 15,000 17,500 52,500 100,000 120,000 50,000		113,122 63,638 25,000 75,000 31,250 — — — — — — — — — — — —	(3) (4) (8) (4) (4)	29.7400 33.9400 54.4100 54.4100 48.5800 57.8900 47.3400 54.2676 39.8500 46.7776 37.0976 30.7050 28.1000 33.1026 26.9876 22.1100 18.2375	2/23/2019 6/5/2018 5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 5/2/2015 12/7/2014 12/7/2014 5/10/2014 5/10/2014 10/28/2013 10/28/2013 2/12/2013 8/5/2012 1/7/2012	2/23/2009 2/23/2009 6/5/2008	37,513 — 51,261	(5) (4)	1,143,396 — 1,562,435	— 76,923 —	(6)	— 2,344,613 —

		Option/SAR Awards					Stock Awards
Name	Date of Option/ SAR Grant	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Option/ SAR Exercise/ Grant Price ($)	Option/ SAR Expiration Date (1)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($) (2)
Larry C. Renfro Executive Vice President and Chief Executive Officer of Public and Senior Markets Group	2/3/2009	—	92,800	(4)	29.7400	2/3/2019	2/3/2009	106,600	(4)	3,249,168	—		—
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	2/23/2009 6/5/2008 5/28/2007 5/28/2007 5/2/2006 10/31/2005 5/2/2005 11/4/2004 10/28/2003	— 21,213 — 75,000 75,000 40,000 100,000 270,000 97,500	113,122 63,638 25,000 75,000 25,000 — — — —	(3) (4) (8) (4) (4)	29.7400 33.9400 54.4100 54.4100 48.5800 60.0700 48.5700 42.8650 28.1000	2/23/2019 6/5/2018 5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 11/4/2014 10/28/2013	2/23/2009 2/23/2009 6/5/2008	38,462 — 51,261	(3) (4)	1,172,322 — 1,562,435	— 76,923 —	(6)	— 2,344,613 —

(1)	The expiration date shown is the latest date that options/SARs may be exercised. Options/SARs may terminate earlier in certain circumstances, such as in connection with the named executive officer’s termination of employment.

(2)	Based on the per share closing market price of our common stock on December 31, 2009 of $30.48.

(3)	Vest 25% annually over a four year period beginning on February 3, 2010.

(4)	Vest 25% annually over a four year period beginning on the first anniversary of the grant date.

(5)	For Mr. Hemsley and Mr. Munsell, 12,999 RSUs and 8,667 RSUs, respectively, vest on February 3, 2010 and the remaining RSUs vest 33% annually over the three year-period beginning on February 3, 2011.

(6)	Cliff vest at the end of the three-year performance period. The number of performance shares that the executive officer will receive will be dependent upon the achievement of a cumulative EPS metric and an average return-on-equity metric approved by the Compensation Committee. The number of performance shares reported above is the target number established by the Compensation Committee because we believe that payout at target is the probable outcome of the performance conditions as of the grant date.

(7)	Mr. Hemsley exercised these stock options on February 11, 2010 and held all 364,923 net shares issued.

(8)	Vest 100% on the sixth anniversary of the grant date.

2009 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options during 2009 by our named executive officers and vesting of restricted stock awards held by our named executive officers for fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen J. Hemsley President and Chief Executive Officer	4,875,000	98,578,350 (2)	1,424	44,600 (3)
George L. Mikan III Executive Vice President and Chief Financial Officer	85,000	817,588 (4)	9,113	246,962 (5)
William A. Munsell Executive Vice President and President of the Enterprise Services Group	—	—	18,036	492,780 (6)
Larry C. Renfro Executive Vice President and Chief Executive Officer of Public and Senior Markets Group	—	—	—	—
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	—	—	17,087	463,058 (5)

(1)	Computed by determining the market value per share of the shares acquired based on the difference between: (a) the per share market value of our common stock at exercise, defined as the closing price on the date of exercise, or the average selling price if same-day sales occurred, and (b) the exercise price of the options.

(2)	Mr. Hemsley retained all 1,955,265 net shares he acquired upon the exercise of stock options, after payment of the exercise price and related taxes with acquired shares. Mr. Hemsley’s value was computed as described in note (1) above and was based on the following:

Date of Award	Exercise Date	Number of Options Exercised	Stock Splits Since Date of Award	Market Price at Exercise	Exercise Price
10/13/99	2/6/09	2,880,000	8:1	28.94	8.7188
10/13/99	2/6/09	1,995,000	8:1	28.94	8.7188

(3)	Reflects the cancellation on December 15, 2009 of RSUs granted on February 23, 2009 for the payment of a FICA tax liability. The value realized on vesting was computed based on a closing stock price of $31.32 on December 15, 2009.

(4)	These stock option awards were exercised pursuant to a 10b5-1 plan adopted by Mr. Mikan. Mr. Mikan’s value was computed as described in note (1) above and was based on the following:

Date of Award	Exercise Date	Number of Options Exercised	Stock Splits Since Date of Award	Market Price at Exercise	Exercise Price
1/7/02	12/10/09	25,000	4:1	30.00	18.1225
8/5/02	12/10/09	30,000	4:1	30.00	20.5350
8/5/02	12/10/09	30,000	4:1	30.00	22.1100

(5)	Reflects the vesting on June 5, 2009 of a portion of the RSUs granted on June 5, 2008. The value realized on vesting was computed based on a closing stock price of $27.10 on June 5, 2009.

(6)	Reflects the vesting on June 5, 2009 of 17,087 RSUs granted on June 5, 2008 and the cancellation on December 15, 2009 of 949 RSUs granted on February 23, 2009 for the payment of a FICA tax liability. The value realized on vesting was computed based on a closing stock price of $27.10 on June 5, 2009 and a closing stock price of $31.32 on December 15, 2009.

2009 Pension Benefits

The following table presents information regarding the present value of accumulated benefits payable under our non-qualified defined-benefit pension plans covering our named executive officers for fiscal 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Stephen J. Hemsley President and Chief Executive Officer	Individual Agreement for Supplemental Executive Retirement Pay	— (1)	10,703,229	(1)	—
George L. Mikan III Executive Vice President and Chief Financial Officer	N/A	—	—		—
William A. Munsell Executive Vice President and President of the Enterprise Services Group	N/A	—	—		—
Larry C. Renfro Executive Vice President and Chief Executive Officer of Public and Senior Markets Group	N/A	—	—		—
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	N/A	—	—		—

(1)	Upon termination of Mr. Hemsley’s employment for any reason, a lump-sum benefit of $10,703,229 will be paid six months and one day after his termination. In the event of Mr. Hemsley’s death prior to payment of his entire supplemental retirement benefit, his surviving spouse will receive any unpaid benefit. The dollar amount of this lump sum benefit will not vary, regardless of Mr. Hemsley’s age, years of service or average compensation at the time of his actual termination.

2009 Non-Qualified Deferred Compensation

The following table presents information as of the end of 2009 regarding the non-qualified deferred compensation arrangements for our named executive officers for fiscal 2009.

Name (a)	Executive Contributions in Last FY ($) (1) (2) (b)	Registrant Contributions in Last FY ($) (1) (3) (c)	Aggregate Earnings in Last FY ($) (4) (d)	Aggregate Withdrawals/ Distributions ($) (5) (e)	Aggregate Balance at Last FYE ($) (1) (f)
Stephen J. Hemsley President and Chief Executive Officer	151,125	75,563	502,882	—	6,601,529
George L. Mikan III Executive Vice President and Chief Financial Officer	126,000	63,000	86,649	—	616,199
William A. Munsell Executive Vice President and President of the Enterprise Services Group	73,500	36,750	134,194	—	825,109
Larry C. Renfro Executive Vice President and Chief Executive Officer of Public and Senior Markets Group	—	—	—	—	—
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	73,500	36,750	90,049	—	663,011

(1)	All amounts in columns (b) and (c) are reported as compensation in the “2009 Summary Compensation Table.” In addition to the amounts shown in columns (b) and (c), column (f) includes the following amounts reported in the summary compensation table for prior years:

Name	Amount previously reported
Stephen J. Hemsley	$5,922,308
George L. Mikan III	$271,816
William A. Munsell	$101,504
Larry C. Renfro	$—
Anthony Welters	$241,500

(2)

Named executive officers are eligible to participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. Under the plan, employees may generally defer up to 80% of their eligible annual base salary (100% prior to January 1, 2007) and up to 100% of their annual and long-term cash incentive awards. Amounts deferred, including Company credits, are credited to a bookkeeping account maintained for each participant, and are distributable pursuant to an election made by the participant as to time and form of payment that is made prior to the time of deferral. The Company maintains a Rabbi Trust for the plan. The Company’s practice is to set aside amounts in the Rabbi Trust to be used to pay for all benefits under the plan, but the Company is under no obligation to do so except in the event of a change-in-control.

(3)	For the first 6% of the employee’s base salary and annual incentive award deferrals under our Executive Savings Plan, the Company provides a matching credit of up to 50% of amounts deferred at the time of each deferral. This matching credit does not apply to deferrals of long-term cash incentive awards, or other special incentive awards.

(4)	Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of unaffiliated mutual funds identified by the Company. The Executive Savings Plan does not credit above-market earnings or preferential earnings to amounts deferred. The returns on those mutual funds for the year ended December 31, 2009 ranged from 0.68% to 40.51%, with a median return of 27.8%. Executives may change their selection of measuring investments on a daily basis.

(5)	Under our Executive Savings Plan, unless a participant in the plan elects to receive distributions during the term of his or her employment with the Company, benefits will be paid no earlier than at the beginning of the year following the executive officer’s termination. However, upon a showing of severe financial hardship, an executive officer may be allowed to access funds in his or her deferred compensation account earlier. Benefits can be received either as a lump sum payment, in five or ten annual installments, in pre-selected amounts and on pre-selected dates, or a combination thereof. A participant may change his or her election with respect to the timing and form of distribution for such deferrals under certain conditions. However, for deferrals relating to services performed on or after January 1, 2004, participants may not accelerate the timing of the distributions.

Executive Employment Agreements

We have entered into an employment agreement with each of the named executive officers.

Stephen J. Hemsley

On November 7, 2006, the Board of Directors entered into an employment agreement with Mr. Hemsley to serve as President and CEO. The employment agreement provides for a four-year term that will extend automatically for additional one-year periods unless sooner terminated in accordance with the terms of the employment agreement. During the period of his employment, the Board of Directors will nominate Mr. Hemsley for election to the Board of Directors by the shareholders of the Company.

Under the employment agreement, Mr. Hemsley receives a base salary of $1,300,000, with any increases at the sole discretion of the Compensation Committee and ultimately the independent members of the Board of Directors. The employment agreement does not set any minimum or target level for any bonus or other incentive compensation. All bonus and incentive compensation awards are solely at the discretion of the Compensation Committee. Mr. Hemsley is eligible to participate in the Company’s generally available employee benefit programs.

Upon termination of Mr. Hemsley’s employment for any reason, he is entitled to a previously accrued and vested lump sum supplemental retirement benefit of $10,703,229 to be paid six months and one day after his termination.

If Mr. Hemsley’s employment is terminated by the Company without Cause, other than upon expiration of the term of the employment agreement, or by Mr. Hemsley for Good Reason, the Company will pay Mr. Hemsley a lump sum in an amount equal to his annual base salary for the longer of the remainder of the term under the employment agreement or twelve months.

If Mr. Hemsley’s employment is terminated because of his death or permanent disability, the Company will pay him or his beneficiaries a lump sum in an amount equal to two years’ total compensation of base salary plus the average bonus for the last two calendar years, excluding any special or one-time bonus or incentive compensation payments.

If Mr. Hemsley is terminated by the Company for Cause, by Mr. Hemsley without Good Reason or because of his retirement or upon expiration of the term of the employment agreement, he will not be entitled to any further compensation from the Company other than earned but unpaid salary and benefits.

As defined in the employment agreement, “Cause” generally means willful and continued failure to perform his duties after written notice and a failure to remedy the deficiency, a violation of the Company’s Code of Conduct that is materially detrimental to the Company and is not remedied after written notice, engaging in fraud, material dishonesty or gross misconduct in connection with the Company’s business or conviction of a felony. As defined in the employment agreement, “Good Reason” generally means an assignment of duties inconsistent with his position or duties, a relocation of the Company’s principal place of business, failure by the Board of Directors to elect Mr. Hemsley as CEO, failure by the Board of Directors to nominate Mr. Hemsley to serve on the Board of Directors, the Company’s failure to pay or provide Mr. Hemsley’s base salary, incentive compensation or other benefits, or any other material breach of Mr. Hemsley’s employment agreement that is not remedied.

Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of the Company’s employees and customers or competing with the Company during the term of the employment agreement and the longer of two years following termination or the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

George L. Mikan III, William A. Munsell, Larry C. Renfro and Anthony Welters

Messrs. Mikan, Munsell, Renfro and Welters each entered into an employment agreement with the Company, effective November 2006, April 2007, January 2009 and April 2007, respectively. The titles of these executive officers are specified in the “2009 Summary Compensation Table” above.

Under their respective employment agreements, Messrs. Mikan, Munsell, Renfro and Welters report to the President and CEO of the Company and receive base salaries with any adjustments at the discretion of the Compensation Committee. These executive officers are eligible to participate in the Company’s incentive compensation plans. The target and maximum amount of any actual bonus payable to each executive officer is in the discretion of the Compensation Committee. These executive officers also are eligible to receive stock-based awards in the discretion of the Compensation Committee and to participate in the Company’s generally available employee benefit programs. During the term of employment of Messrs. Mikan, Munsell and Welters, in addition to the Company’s generally available benefits, the Company will provide each executive officer, at the Company’s expense, a $2 million face value term life insurance policy and a long-term disability policy which covers 60% of his base salary in the event of a qualifying long-term disability, subject to the terms of the policy.

In connection with his acceptance of employment with the Company, the Company agreed to pay Mr. Renfro a sign-on bonus of $600,000. In addition, Mr. Renfro received RSUs having a value of $3 million and SARs having a value of $1.5 million. Mr. Renfro was also provided relocation benefits in connection with his acceptance of employment with the Company.

Each employment agreement and each executive officer’s employment may be terminated (a) at any time by mutual agreement or by the Company with or without Cause, (b) at any time by the executive officer with or without Good Reason and (c) upon the executive officer’s death or disability that renders him incapable of performing the essential functions of his job, with or without reasonable accommodation. If an executive officer’s employment is terminated by the Company without Cause or by the executive officer for Good Reason, the Company will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his annualized base salary as of his termination date, (b) 200% of the average of his last two calendar years’ bonus, excluding any equity awards and any special or one-time bonus or incentive compensation payments (except that if termination occurs within two years following the effective date of Mr. Renfro’s employment agreement, the amount payable to Mr. Renfro will be 200% of his target incentive), and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period for Messrs. Mikan, Munsell and Welters and over a 12-month period for Mr. Renfro.

For purposes of each applicable employment agreement, “Cause” generally means (a) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (b) a material violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Integrity and Compliance, (c) conviction of a felony, commission of any criminal or dishonest act or any conduct that is materially detrimental to the interests of the Company, or (d) material breach of the employment agreement. The employment agreement provides that the Company will, within 120 days of the discovery of the conduct constituting Cause, give the executive officer written notice specifying the conduct constituting Cause in reasonable detail and the executive officer will have 60 days to remedy the conduct, if the conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery will be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

For purposes of each applicable employment agreement, “Good Reason” will generally exist if the Company (a) reduces the executive officer’s base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees, (b) moves the executive officer’s primary work location more than 50 miles, (c) makes changes that substantially diminish the executive officer’s duties or responsibilities, or (d) changes the executive officer’s reporting relationship away from the President and CEO of the Company. The employment agreement provides that the executive officer must give the Company written notice specifying in reasonable detail the circumstances constituting Good Reason within 120 days of becoming aware of the circumstances, or those circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, the Company will have 60 days to remedy the circumstances.

Pursuant to their respective employment agreements, each executive officer is subject to provisions prohibiting his solicitation of the Company’s employees or competing with the Company during the term of the employment agreement and two years following termination for any reason. In addition, each executive officer is prohibited at all times from disclosing confidential information related to the Company.

Potential Payments Upon Termination or Change-in-Control

The following table describes the potential payments to named executive officers upon termination of employment or a change-in-control of the Company as of December 31, 2009. Amounts are calculated based on the benefits available to the named executive officers under existing plans and arrangements, including each of their employment agreements described under “Executive Employment Agreements.”

	For Good Reason or Not For Cause ($)	Death ($)	Disability ($)	Voluntary Termination or Retirement ($)	Change- in-Control ($)
Stephen J. Hemsley
Cash Payments	1,300,000	4,476,875	4,476,875	—	—
Annual Cash Incentive (1)	—	3,250,000	3,250,000	3,250,000	—
Long-Term Cash Incentive (2)	—	2,619,166	2,619,166	2,619,166	2,619,166
SERP	10,703,229	10,703,229	10,703,229	10,703,229	10,703,229
Insurance Benefits	—	—	420,000	—	—
Acceleration of Equity (3)	5,357,549	3,012,936	3,012,936	5,357,549	5,357,549

Total (4)	17,360,778	24,062,206	24,482,206	21,929,944	18,679,944
George L. Mikan III
Cash Payments	3,772,000	—	—	—	—
Annual Cash Incentive (1)	—	1,400,000	1,400,000	1,400,000	—
Long-Term Cash Incentive (2)	—	1,389,273	1,389,273	1,389,273	1,389,273
Insurance Benefits	—	2,000,000	420,000	—	—
Acceleration of Equity (3)	3,528,158	2,870,862	2,870,862	—	4,433,938

Total (4)	7,300,158	7,660,135	6,080,135	2,789,273	5,823,211
William A. Munsell
Cash Payments	2,737,000	—	—	—	—
Annual Cash Incentive (1)	—	1,400,000	1,400,000	1,400,000	—
Long-Term Cash Incentive (2)	—	1,384,145	1,384,145	1,384,145	1,384,145
Insurance Benefits	—	2,000,000	420,000	—	—
Acceleration of Equity (3)	4,613,343	3,571,079	3,571,079	3,571,720	5,134,155

Total (4)	7,350,343	8,355,224	6,775,224	6,355,865	6,518,300
Larry C. Renfro
Cash Payments	2,412,000	—	—	—	—
Annual Cash Incentive (1)	—	1,200,000	1,200,000	1,200,000	—
Long-Term Cash Incentive (2)	—	639,615	639,615	639,615	639,615
Insurance Benefits	—	—	360,000	—	—
Acceleration of Equity (3)	829,460	3,317,840	3,317,840	—	3,317,840

Total (4)	3,241,460	5,157,455	5,517,455	1,839,615	3,957,455
Anthony Welters
Cash Payments	2,737,000	—	—	—	—
Annual Cash Incentive (1)	—	1,400,000	1,400,000	1,400,000	—
Long-Term Cash Incentive (2)	—	1,384,145	1,384,145	1,384,145	1,384,145
Insurance Benefits	—	2,000,000	420,000	—	—
Acceleration of Equity (3)	4,014,253	3,600,005	3,600,005	—	5,163,080

Total (4)	6,751,253	8,384,150	6,804,150	2,784,145	6,547,225

(1)	Represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer’s estate, if applicable) based upon a pro-rated portion of the award that the executive officer would have received but for the death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in note (2) to the “2009 Grants of Plan-Based Awards” table.

(2)	With respect to “For Good Reason or Not for Cause,” “Death,” “Disability” and “Retirement,” represents the maximum amount the Compensation Committee may in its discretion determine,

but is not required, to pay the executive officer (or the executive officer’s estate, if applicable) based upon the portion of the incentive periods the executive officer served prior to death, disability or retirement and measurement of Company and executive performance based on performance through the end of the fiscal year of the Company which ends closest to the executive officer’s date of death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in note (3) to the “2009 Grants of Plan-Based Awards” table. With respect to “Change-in-Control,” represents the amount payable by the Company or its successor to each executive officer (or credit to the named executive officer’s account in the Company’s Executive Savings Plan if a timely deferral election is in effect), which is a pro-rated portion of the maximum long-term cash incentive award for which the executive officer is eligible for, for each incentive period within 90 days of the occurrence.

(3)	Represents the (i) unvested RSUs multiplied by the closing stock price on December 31, 2009 ($30.48), (ii) intrinsic value of the unvested stock options and SARs which is calculated based on the difference between the closing price of our stock on December 31, 2009 ($30.48) and the exercise or grant price of the unvested stock options and SARs as of that date, and (iii) the number of performance shares earned if target performance is achieved multiplied by the closing stock price on December 31, 2009 ($30.48). If maximum performance is achieved for the performance shares, the amounts for Acceleration of Equity would be (a) for “For Good Reason or Not for Cause,” $8,874,484 for Mr. Hemsley; $5,872,771 for Mr. Mikan; $6,957,956 for Mr. Munsell; and $6,358,866 for Mr. Welters; (b) for “Death” and “Disability,” $4,185,227 for Mr. Hemsley; $3,652,400 for Mr. Mikan; $4,352,617 for Mr. Munsell; and $4,381,543 for Mr. Welters; (c) for “Retirement,” $8,874,484 for Mr. Hemsley; and $5,916,333 for Mr. Munsell; and (d) for “Change-in-Control,” $8,874,484 for Mr. Hemsley; $6,778,551 for Mr. Mikan; $7,478,768 for Mr. Munsell; and $7,507,693 for Mr. Welters.

For “For Good Reason or Not for Cause,” the amount includes the value of unvested equity awards held by the named executive officer that will not immediately vest upon termination but will continue to vest through any applicable severance. For “Retirement”, the amount includes the value of certain unvested equity awards granted between 2002 and 2005 and in 2009 that will continue to vest and be exercisable for a period of five years (but not after the award’s expiration date). The value of the awards that will not immediately vest is based on their intrinsic values on December 31, 2009. However, because these awards would continue to vest after termination of employment or retirement, the actual value the named executive officer would receive is not determinable. At December 31, 2009, Mr. Hemsley and Mr. Munsell had met the retirement eligibility provisions.

(4)	Does not include value of benefits, plans or arrangements that would be paid or available following termination of employment that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees or accrued balances under any non-qualified deferred compensation plan that is described above on page 60.

DIRECTOR COMPENSATION

Our Board of Directors restructured our director compensation program effective July 1, 2009 based on recommendations of our Compensation Committee after its annual review of the program. The changes reflect the Board’s desire to continue to attract, retain and use the expertise of highly qualified people serving on the Company’s Board of Directors. The changes also reflect the Board’s intent to better align directors’ interests with those of our shareholders by requiring each director to retain all future equity compensation granted until completion of his or her service on our Board.

In June 2009, the Compensation Committee, with the advice of its independent compensation consultant, undertook a thorough review of the structure and philosophy of the director compensation program. This review analyzed the structure and the overall level and mix of compensation delivered by the Company’s director compensation program as compared to five large managed health care companies, a broad market reference of companies in the Fortune 50 and a subset of thirty companies from the Fortune 50 that excludes less relevant industries. The Compensation Committee did not utilize this survey data to benchmark compensation but merely used it as a guide to understand the general landscape with respect to the types and amounts of compensation being paid to the directors of peer companies.

The Compensation Committee’s recommendations, and the Board’s approval of the recommendations, were made after considering the results of the market practices review, the complexity of the Company’s structure and operations, the time and effort required to discharge the directors’ and Committee Chairs’ duties both with respect to meeting time and preparation, and variability of certain aspects of the prior director compensation program. Principal changes to the director compensation program included (1) eliminating cash meeting attendance fees and using increased annual retainers as the sole form of cash compensation and (2) decreasing the variability of the value of annual equity awards by delivering a fixed value of deferred stock units in lieu of fixed number of non-qualified stock options. Each deferred stock unit is a right to receive, subject to any applicable vesting and distribution rules, one share of Company stock. Deferred stock units granted under the program have no voting rights and must be held until retirement from the Board. The net effects of these changes were to simplify the structure and increase transparency of our director compensation program, decrease the variability of the value historically delivered by our director compensation program and rebalance the mix of compensation paid to our directors by increasing the cash component of director compensation, removing meeting attendance fees and changing from a fixed number of stock options (whose value was more highly dependent upon fluctuations in our stock price) to a fixed value of deferred stock units. The Board of Directors approved the changes, effective July 1, 2009. Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. The following table highlights the material changes made to the director compensation program.

Compensation Element	Before July 1, 2009	After July 1, 2009
Annual Cash Retainer	$30,000	$125,000
Board Meeting Attendance Cash Fees (per meeting)	$1,500 (in person) $750 (by telephone)	$0
Committee Meeting Attendance Cash Fees (per meeting)	$1,000 (in person) $500 (by telephone)	$0
Annual Audit Committee Chair Cash Retainer	$5,000	$15,000
Annual Compensation and Human Resources Committee Chair Cash Retainer	$5,000	$15,000
Annual Nominating and Corporate Governance Committee Chair Cash Retainer	$0	$10,000
Annual Public Policy Strategies and Responsibility Chair Cash Retainer	$0	$10,000
Annual Board Chair Cash Retainer	$300,000	$300,000
Annual Equity Award	20,000 stock options (the aggregate grant date fair value of these stock options varied from a low of $210,000 to a high of $507,000 during the five-year period from 2004 to 2008)	$150,000 aggregate fair value of deferred stock units
Initial Equity Award to New Directors	25,000 stock options or 6,250 restricted stock units (or a combination) at the election of the director	6,250 deferred stock units
Equity Conversion Program	Eligible cash compensation converted into stock options or shares at the director’s election	Cash compensation converted into deferred stock units at the director’s election

Cash Compensation

The table above highlights the changes made to the cash compensation portion of the director compensation program effective as of July 1, 2009. The increased cash retainers are intended to decrease the variability of compensation delivered, increase the transparency of such compensation, simplify the director compensation program and reflect the increased responsibility held by Committee Chairs.

Director cash compensation is payable on a quarterly basis in arrears and prorated if the director did not serve the entire quarter. Directors may elect to convert cash compensation into equity or defer receipt of the cash compensation to a later date.

Under our Directors’ Compensation Deferral Plan (“Director Deferral Plan”), non-employee directors may elect annually to defer receipt of all or a percentage of their eligible cash compensation.

Amounts deferred are credited to a bookkeeping account maintained for each director participant that uses a collection of unaffiliated mutual funds as measuring investments. Subject to certain additional rules set forth in the Director Deferral Plan, a participating director may elect whether the distribution is made in either:

•	an immediate lump sum upon the completion of his or her service on the Board of Directors;

•	a series of five or ten annual installments following the completion of his or her service on the Board of Directors;

•	a delayed lump sum following either the fifth or tenth anniversary of the completion of his or her service on the Board of Directors; or

•	pre-selected amounts to be distributed on pre-selected dates while the director remains a member of our Board of Directors.

Equity-Based Compensation

Non-employee directors receive grants of equity awards under our 2002 Stock Incentive Plan. Effective July 1, 2009, the Board of Directors amended the director compensation program to use deferred stock units as the sole form of equity compensation. In order to continue to align the interests of directors with the long-term interests of our shareholders, each director is required to retain all deferred stock units granted until completion of his or her service on the Board of Directors.

Initial Equity Award

A new director receives an initial one-time grant of an equity award on the date of the director’s appointment to the Board of Directors. Prior to July 1, 2009, a new director received a non-qualified stock option to purchase 25,000 shares of our common stock but could elect to take all or a portion of the initial grant in restricted stock units using a four-to-one conversion ratio (which would result in an award of 6,250 restricted stock units if all options were elected to be received in the form of restricted stock units). After July 1, 2009, a new director will receive 6,250 deferred stock units. The new director award vests at a rate of 25% per year for four years, subject to continued service on the Board of Directors on the vesting date. Each director is required to retain the underlying shares of this initial equity award (net of any exercise price or taxes) until completion of his or her service on the Board of Directors.

Annual Equity Award

Non-employee directors also receive an annual grant of equity awards. This grant is in consideration of general service and responsibilities and required meeting preparation. Prior to July 1, 2009, directors received an annual grant of non-qualified stock options to purchase 20,000 shares of our common stock. The grants were issued quarterly in arrears on the first business day following the end of each fiscal quarter and prorated if the director did not serve the entire quarter. The exercise price for all stock options granted under the 2002 Stock Incentive Plan is the closing sale price of our common stock on the NYSE on the date the option is granted. These stock options have a ten-year term and are immediately vested upon grant.

After July 1, 2009, directors receive deferred stock units having an annual aggregate fair value of $150,000. The Board selected the value of the annual equity award with the intent to design a compensation structure in line with industry practices and norms, to decrease variability associated with the compensation program and to be adequate to attract and retain highly qualified directors. The grants are issued quarterly in arrears on the first business day following the end of each fiscal quarter and prorated if the director did not serve the entire quarter. The number of deferred stock units granted is determined by dividing $37,500 (the quarterly value of the annual equity award) by the closing stock price on the grant date, rounded up to the nearest share. These awards are vested immediately upon grant.

Equity Conversion Program

Directors may elect to convert certain cash compensation into equity. Prior to July 1, 2009, cash Board retainers, cash retainers for service as Chair of the Audit Committee or Compensation Committee and cash meeting attendance fees for regularly scheduled quarterly Board and committee meetings were eligible for conversion into either non-qualified stock options with a ten year life or shares of common stock of the Company at the election of the director. The cash retainer for service as Chair of the Board and cash meeting attendance fees for special meetings were not eligible for conversion. Cash compensation earned during the period from July 1, 2009 to December 31, 2009 was not eligible to be converted into deferred stock units due to certain requirements of Internal Revenue Code Section 409A. For director compensation earned in 2010, a director may elect to convert any or all director cash compensation earned into deferred stock units, which must be held until completion of his or her service on the Board.

The conversion grants are made on the day the eligible cash compensation becomes payable to the director and immediately vest upon grant. If a director elected to convert his or her eligible cash compensation into stock options, he or she received a non-qualified stock option to purchase the number of shares of our common stock equal to four times the amount of the cash compensation foregone, divided by the fair market value of one share of our common stock on the date of grant. If a director elected to convert his or her eligible cash compensation into shares of our common stock or deferred stock units, he or she received the number of shares equal to the cash compensation foregone, divided by the fair market value of one share of our common stock on the date of grant, rounded up to the nearest multiple of ten and nearest share, respectively.

Deferred Stock Unit Dividends

Beginning in 2010, the Company will pay dividend equivalents in the form of additional deferred stock units on all outstanding vested deferred stock units. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to Company shareholders.

Reimbursement of Director Expenses and Health Care Coverage

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to incumbent directors who are not eligible for coverage under another group health care benefit program. Health care coverage is provided generally on the same terms and conditions as current employees. Upon retirement from the Board of Directors, current directors may continue to obtain health care coverage under benefit continuation and after lapse of the benefit continuation coverage, under the Company’s post-employment medical plan for up to ninety-six months if they are otherwise eligible.

Stock Ownership Guidelines

Under our stock ownership guidelines, we require directors to achieve ownership of 10,000 shares of the Company’s common stock (excluding stock options, but including vested deferred stock units and vested restricted stock units) within five years of their appointment to the Board of Directors, except that, we require directors who were serving as of January 2007 to own 20,000 shares of the Company’s common stock. Messrs. Ballard, Burke and Leatherdale, Ms. Hooper and Dr. Wilensky have met the ownership requirement. Messrs. Darretta and Renwick and Dr. Shine are on track to achieve compliance with the stock ownership guidelines within five years of their appointment to the Board of Directors.

2009 Director Compensation Table

The following table provides summary information for the year ended December 31, 2009 relating to compensation paid to or accrued by us on behalf of any of our non-employee directors who served in this capacity during 2009.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)		Total ($)
William C. Ballard, Jr.	100,500	37,507	141,500	—	2,500		282,007
Richard T. Burke	392,500	37,676	141,500	—	327,644	(6)	899,320
Robert J. Darretta	92,500	37,676	141,500	—	2,500		274,176
Michele J. Hooper	94,500	37,676	141,500	—	2,925		276,601
Douglas W. Leatherdale	103,000	37,507	153,863	—	2,500		296,870
Glenn M. Renwick	90,500	37,676	141,500	—	2,500		272,176
Kenneth I. Shine, M.D. (7)	80,250	223,382	70,572	—	—		374,204
Gail R. Wilensky, Ph.D.	97,000	37,507	147,203	—	2,500		284,210

(1)	Amounts reported include the following (i) annual retainer, (ii) committee Chair retainer and/or (iii) meeting attendance fees earned by the directors but elected by the directors to be converted into shares of common stock or into options to purchase shares of common stock for Board service from January 1, 2009 through June 30, 2009: Mr. Burke – $25,000 (870 shares); Mr. Darretta – $25,000 (870 shares); Ms. Hooper – $25,000 (870 shares); Mr. Leatherdale – $27,500 (3,810 options); Mr. Renwick – $25,000 (870 shares); and Dr. Wilensky – $12,500 (1,740 options). Mr. Renwick has elected to defer all 2009 cash compensation not converted into equity awards under the Director Deferral Plan.

(2)

The amount reported in the column reflects the aggregate grant date fair value of the stock awards granted in 2009 computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. Except as noted below for Dr. Shine, all stock awards were 100% vested on the grant date. The amounts reported include (i) for Messrs. Burke, Darretta and Renwick and Ms. Hooper the incremental aggregate grant date fair value of the shares of common stock issued prior to July 1, 2009 in lieu of eligible cash compensation because we round grants of shares of common stock up to the nearest multiple of ten and (ii) for each director the incremental aggregate grant date fair value of the deferred stock units issued as the quarterly grant of the directors’

annual equity award because we round grants of deferred stock units up to the nearest whole share. For Dr. Shine, the amount reported includes the aggregate grant date fair value of the Company’s initial grant in 2009 of 6,250 restricted stock units which vests over four years.

The aggregate grant date fair values of the stock awards granted in 2009 computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date, are as follows:

	2/3/09 ($)	6/2/09 ($)	10/1/09 ($)
William C. Ballard, Jr.	—	—	37,507
Richard T. Burke	13,086	12,083	37,507
Robert J. Darretta	13,086	12,083	37,507
Michele J. Hooper	13,086	12,083	37,507
Douglas W. Leatherdale	—	—	37,507
Glenn M. Renwick	13,086	12,083	37,507
Kenneth I. Shine, M.D.	185,875	—	37,507
Gail R. Wilensky, Ph.D.	—	—	37,507

As of December 31, 2009, our non-employee directors held outstanding restricted stock unit awards and deferred stock unit awards as follows:

	Restricted Stock Units	Deferred Stock Units
William C. Ballard, Jr.	—	1,513
Richard T. Burke	—	1,513
Robert J. Darretta	3,125	1,513
Michele J. Hooper	6,250	1,513
Douglas W. Leatherdale	—	1,513
Glenn M. Renwick	3,125	1,513
Kenneth I. Shine, M.D.	6,250	1,513
Gail R. Wilensky, Ph.D.	—	1,513

(3)	The actual value to be realized by a director depends upon the appreciation in value of the Company’s stock and the length of time the stock option is held. No value will be realized with respect to any stock option if the Company’s stock price does not increase following the grant date. The amount reported in the column reflects the aggregate grant date fair value of stock option awards granted in 2009, including the stock option award granted in January 2009 that relates to 2008 Board service, computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the dollar amount of the aggregate grant date fair value, see “Note 12 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. All option awards were 100% vested on the grant date. The amounts reported include for Mr. Leatherdale and Dr. Wilensky the incremental aggregate grant date fair value of the options issued prior to July 1, 2009 in lieu of eligible cash compensation because we round grants of options up to the nearest multiple of ten.

The aggregate grant date fair values of the stock option awards granted in 2009 computed in accordance with FASB ASC Topic 718 are as follows:

	1/2/09 ($)	2/3/09 ($)	4/1/09 ($)	6/2/09 ($)	7/1/09 ($)
William C. Ballard, Jr.	57,950	—	35,400	—	48,150
Richard T. Burke	57,950	—	35,400	—	48,150
Robert J. Darretta	57,950	—	35,400	—	48,150
Michele J. Hooper	57,950	—	35,400	—	48,150
Douglas W. Leatherdale	57,950	19,546	35,400	20,318	48,150
Glenn M. Renwick	57,950	—	35,400	—	48,150
Kenneth I. Shine, M.D.	—	—	22,422	—	48,150
Gail R. Wilensky, Ph.D.	57,950	8,958	35,400	9,245	48,150

As of December 31, 2009, our non-employee directors held outstanding (and unexercised) option awards as follows: Mr. Ballard – 313,000 options; Mr. Burke – 361,140 options; Mr. Darretta – 56,621 options; Ms. Hooper – 35,000 options; Mr. Leatherdale – 349,110 options; Mr. Renwick – 33,929 options; Dr. Shine – 8,167 options; and Dr. Wilensky – 307,660 options.

(4)	The Director Deferral Plan does not credit above-market earnings or preferential earnings to the amounts deferred. There are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(5)	In 2009, the Company made a $2,500 contribution to a charitable organization selected by each director other than Dr. Shine in lieu of 2008 holiday gifts. Dr. Shine was not a director of the Company in 2008 so no contribution was made on his behalf. In 2009, we also paid $7,844 and $425 in health care premiums on behalf of Mr. Burke and Ms. Hooper.

(6)	During fiscal 2009, Mr. Burke submitted filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), based on his acquisitions of Company common stock. As of December 31, 2009, Mr. Burke beneficially owned 2,632,491 shares of Company common stock. At its October 2009 meeting, the Board of Directors reviewed the legal requirements under the HSR Act and approved the payment by the Company of the fees associated with an HSR Act filing otherwise payable by Mr. Burke. The amount includes $317,300 for fees related to Mr. Burke’s HSR Act filings.

(7)	Dr. Shine was appointed to the Board of Directors on February 3, 2009.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Approval or Ratification of Related-Person Transactions

The Board of Directors has adopted a written Related-Person Transactions Approval Policy, which is administered by the Audit Committee. A copy of the policy is available on our website at www.unitedhealthgroup.com. Under the policy, the following “related-person” transactions are prohibited unless approved or ratified by the Audit Committee:

•

Any transaction or series of transactions directly or indirectly involving a director, executive officer or five-percent shareholder of the Company or any of their respective immediate family members, in which the Company or its subsidiaries is directly or indirectly a participant and the amount involved exceeds $1.00.

•	Any amendment or modification to an existing related-person transaction.

•	Any transaction or relationship involving a director that is not deemed to be immaterial under the Company’s Standards for Director Independence as then in effect.

Related-person transactions under the policy do not include:

•	Indemnification and advancement of expenses made pursuant to the Company’s Articles of Incorporation or Bylaws or pursuant to any agreement or instrument.

•	Interests arising solely from the ownership of a class of the Company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

•

Any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to the Company or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course.

Under the policy, Company management will determine whether a transaction falls under the definition of a related-person transaction, requiring review by the Audit Committee. Identifying possible related-person transactions involves a number of search and identification processes and procedures, including the following:

•	The Company annually requests each director, director nominee and executive officer of the Company to verify and update certain information, including:

•

A list of the immediate family members of each director or executive officer of the Company. Under the policy, “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the same household as the director, executive officer or five-percent shareholder.

•	A list of the entities (except the Company) where a director or executive officer of the Company (or an immediate family member) is a director, executive officer or employee.

•

A list of the entities where a director or executive officer of the Company (or an immediate family member) is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

•	Each charitable or non-profit organization where a director or executive officer of the Company (or an immediate family member) is an executive officer, director or trustee.

•	The Company identifies five-percent shareholders of the Company by reviewing Schedules 13G and 13D filed with the SEC periodically.

•

The Company compiles a list of all above-referenced persons and entities provided by directors and executive officers, reviews the updated list, and expands the list if necessary, based on its review of SEC filings and Internet searches.

•	The Company distributes the list within the Company, including applicable subsidiaries of the Company, and conducts periodic searches to identify any potential related-person transactions.

•	The Company reviews search results and, with respect to any transactions that fall within the definition of related-person transactions under the policy, submits relevant information to the

Audit Committee for approval, ratification or other action. The Nominating Committee also reviews the identified related-person transactions in connection with its recommendations to the Board of Directors on the independence determinations of each director of the Company.

In determining whether to approve or ratify a related-person transaction, the Audit Committee will consider, among others, the following factors to the extent deemed relevant by the Audit Committee:

•

Whether the terms of the related-person transaction are fair to the Company and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or five-percent shareholder of the Company.

•	Whether there are demonstrable business reasons for the Company to enter into the related-person transaction.

•	Whether the related-person transaction could impair the independence of a director under the Company’s Standards for Director Independence.

•

Whether the related-person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the related-person transaction. Any related-person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or other actions will be taken in each case as determined by the Audit Committee so as to avoid or otherwise address any resulting conflict of interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement.

Related-Person Transactions

As described above under “Corporate Governance – Director Independence,” we have a relationship that is in excess of $120,000 with the UT System for which Dr. Shine serves as Executive Vice Chancellor for Health Affairs. Dr. Shine has no interest in any of these transactions and is not directly or indirectly involved in this relationship. We believe the pricing terms were determined on an arm’s-length basis and were within the range of comparable contracts with similar facilities in the Texas market.

Advances of Defense Costs for Certain Litigation Matters

Certain current and former officers and directors of the Company have been named as defendants in lawsuits arising out of the issues relating to the dating of stock options. The current and former directors and officers who have been named as defendants in these actions have a legal right under the Minnesota Business Corporation Act and the Company’s Bylaws to advancement of their costs of defense. Accordingly, in 2009, we have advanced defense costs on behalf of the current and former directors and officers of approximately $715,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2009, Messrs. Darretta and Leatherdale and Dr. Wilensky served on the Compensation Committee. None of these persons has ever been an officer or employee of the Company or any of our subsidiaries and has no interlocking relationships requiring disclosure under applicable SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of three non-employee directors, all of whom are audit committee financial experts, as defined by the SEC. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company’s Standards for Director Independence. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has discussed and reviewed with both management and Deloitte & Touche LLP, management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche LLP’s attestation. The Audit Committee also discussed with management and Deloitte & Touche LLP the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the process used to support management’s annual report on the Company’s internal controls over financial reporting.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm in separate sessions the Company’s consolidated financial statements for the years ended December 31, 2009, December 31, 2008 and December 31, 2007.

The Audit Committee discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and Rule 2-07 of Regulation S-X. The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the accounting firm’s independence. In considering the independence of the independent registered public accounting firm, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s review of the financial statements, independent discussions with management and Deloitte & Touche LLP, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC.

Members of the Audit Committee

William C. Ballard, Jr., Chair

Robert J. Darretta

Glenn M. Renwick

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees billed to the Company for the fiscal year ended December 31, 2009 and 2008 represent fees billed by the Company’s principal independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, “Deloitte & Touche”). The Audit Committee pre-approved the audit and non-audit services provided in the years ended December 31, 2009 and December 31, 2008 by Deloitte & Touche, as reflected in the table below.

	Year Ended
Fee Category	2009	2008
Audit Fees	$19,025,000	$23,765,000
Audit-Related Fees (a)	2,000,000	1,398,000

Total Audit and Audit Related Fees	$21,025,000	$25,163,000
Tax Fees (b)	610,000	1,557,000
All Other Fees	—	—

Total	$21,635,000	$26,720,000

(a)	Audit-Related Fees include benefit plan and other required audits, certain AICPA agreed-upon procedures, internal control assessments and due diligence services.

(b)	Tax Fees include tax compliance, planning and support services. In 2009 and 2008 approximately 74% ($450,000) and 73% ($1,130,000), respectively, of Tax Fees were related to tax compliance (review and preparation of corporate and expatriate tax returns, review of the tax treatment for certain expenses and claims for refunds).

Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit and Non-Audit Services Approval Policy

The Audit Committee has adopted a Policy for Approval of Independent Auditor Services (the “Policy”) outlining the scope of services that Deloitte & Touche may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte & Touche to perform audit, audit-related, tax and other services. In addition to providing detailed descriptions of the specific types of services which may be provided under these four categories, the Policy also specifies certain non-audit services that may not be performed by Deloitte & Touche under any circumstances.

Pursuant to the Policy, the Audit Committee pre-approved for each service sub-category a fee threshold under which all services are deemed pre-approved for 2008 and 2009. All fees reported above were approved pursuant to the Policy. Additional specific pre-approval is required from the Audit Committee to exceed these pre-approved dollar amounts for proposed new individual projects exceeding specified dollar thresholds, or to add new specific service sub-categories. The services provided by our independent registered public accounting firm and related fees are discussed with the Audit Committee and the Policy is evaluated and updated periodically by the Audit Committee.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010. The Board of Directors has proposed that shareholders ratify this appointment at the Annual Meeting. If shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. The Audit Committee evaluates, at least every three years, whether to rotate our independent registered public accounting firm.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement and will be available to respond to questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010. Proxies will be voted FOR ratifying this selection unless you specify otherwise.

SHAREHOLDER PROPOSALS

The following shareholder proposals will be voted on at the Annual Meeting only if properly presented by or on behalf of the shareholder proponent. The Board of Directors has recommended a vote against each proposal for the reasons set forth following the proposal.

Shareholder Proposal — Disclosure of Lobbying Expenditures

We have been informed that the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, a beneficial holder of 879 shares of common stock, intends to introduce at the Annual Meeting the following resolution.

Resolved, that the shareholders of UnitedHealth Group (the “Company”) hereby request that the Company provide a report, updated annually, disclosing the Company’s:

1.	Policies and procedures for lobbying contributions and expenditures (both direct and indirect) made with corporate funds and payments (both direct and indirect) used for direct lobbying and grassroots lobbying communications.

2.	Payments (both direct and indirect) used for direct lobbying and grassroots lobbying communications as defined in 26 CFR § 56.4911-2.

3.	The report shall include the following:

a.	Identification of the person or persons in the Company who participated in making the decisions to make the direct lobbying contributions or expenditures;

b.	Identification of the person or persons in the Company who participated in making the decision to make the payments for grassroots lobbying expenditures; and

c.	The internal guidelines or policies, if any, for engaging in direct and grassroots lobbying communications.

The report shall be presented to the Audit Committee of the Board of Directors (the “Board”) or other relevant oversight committee of the Board and posted on the Company’s website to reduce costs to shareholders.

Supporting Statement

As long-term UnitedHealth Group shareholders, we support transparency and accountability in corporate spending to influence legislation. These activities include direct and indirect spending to influence legislation as well as grassroots lobbying communications to influence legislation.

Disclosure is consistent with public policy, is in the Company’s and its shareholders’ best interest, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, Company assets can be used for policy objectives that may be inimical to the long-term interests of and may post risks to the Company and its shareholders.

UnitedHealth Group spent about $8.4 million in 2008 and 2009 on direct lobbying activities, according to the Company’s disclosure report. [U.S. Senate Office of Public Records] This figure may not include grassroots lobbying, which may indirectly influence legislation.

Publicly available data does not provide a complete picture of the Company’s lobbying expenditures. The Company’s Board and its shareholders need complete disclosure to be able to evaluate the use of corporate assets for direct and grassroots lobbying and the risks the spending poses.

We urge you to vote FOR this proposal.

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors has carefully considered the proposal submitted by the AFL-CIO Reserve Fund and has concluded that the proposal is not in the best interests of the Company and its shareholders.

Our Public Policy Strategies Committee, composed entirely of independent directors, is responsible for oversight of our lobbying activities. Under its supervision, we actively engage in the legislative process at both the state and federal levels to increase the likelihood that our views on legislative and regulatory developments affecting the Company and its various constituencies are considered.

We believe that transparency is an important part of engaging in the legislative process. To that end, we fully comply with all state and federal laws concerning the disclosure of our lobbying expenses. We do not believe the additional disclosure requested by the shareholder proposal is therefore warranted.

For the reasons described above, the Board recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

Shareholder Proposal — Advisory Vote on Executive Compensation

We have been informed that The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, a beneficial holder of 2,000 shares of common stock, intends to introduce at the Annual Meeting the following resolution.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

RESOLVED, that shareholders of UnitedHealth Group request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Former UnitedHealth Group CEO William McGuire recently agreed to pay $30 million and forfeit 3.7 million stock options as part of what the Wall Street Journal referred to as, “one of the largest executive-pay givebacks in history”. The prominence of this and other high profile cases has heightened concern over the size and structure of executive compensation packages and contributed to growing frustration among investors over the current lack of any formal mechanism for expressing opinions on the compensation of named executive officers.

Votes on “Say on Pay” resolutions in 2009 averaged more than 46% in favor, with over 20 resolutions receiving the support of a majority of shares voted. Over 25 companies have agreed to an Advisory Vote, including Apple, Ingersoll Rand, Microsoft, Occidental Petroleum, Hewlett-Packard, Intel, Verizon, MBIA, and PG&E. In addition, nearly 300 TARP participants implemented an Advisory Vote in 2009. Following Aflac’s first advisory vote in 2008, the company’s Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

The influential proxy voting advisory service RiskMetrics Group recommends voting in favor of “Say on Pay” resolutions, noting, “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

RiskMetrics is not alone in its support for allowing investors to have a say on pay. A bill mandating annual advisory votes passed the House of Representatives, and similar legislation is expected to pass in the Senate. We believe, however, that companies should demonstrate leadership and proactively adopt this reform before the law requires it. The Council of Institutional Investors, which has also endorsed advisory votes on pay, has stated that, “Executive compensation is the most critical and visible aspect of a company’s governance.”

Shortly after the options-backdating scandal that led to the resignation of former Chair and CEO William McGuire, current CEO Stephen Hemsley offered assurances that UnitedHealth would, “be unrelenting in achieving the highest standards for governance and integrity.” (BusinessWeek.com, 10/18/06, “The Ties UnitedHealth Failed to Disclose”) We urge our board to uphold this promise by instituting this best-practice governance reform and allowing shareholders to have a say on pay.

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors has carefully considered the proposal submitted by the Nathan Cummings Foundation and has concluded that the proposal is not in the best interests of the Company and its shareholders. Our Nominating Committee and the entire Board have carefully and thoroughly studied the merits of advisory votes and concluded accordingly.

Our Compensation Committee, composed entirely of independent directors, is responsible for the careful design and implementation of our compensation policies and programs – as described in the section entitled “Compensation Disclosure and Analysis – Elements of our Compensation Program.” We believe that these compensation policies and programs are responsive to the interests of our shareholders and the Company. Further, the Compensation Committee strives to design compensation programs that are appropriately balanced and competitive to further the critical tasks of recruiting and retaining talented senior executives and motivating those executives to achieve superior value for our shareholders over the longer term.

The proponent of this proposal believes that a non-binding (yes or no) advisory vote by shareholders would provide an effective mechanism for investors to express opinions on the compensation of the named executive officers. While the Company understands the importance of responding to shareholder concerns, such an advisory vote would provide neither substantive nor specific guidance for the Board to consider. A single yes or no vote does not effectively distinguish among the various elements of compensation and goals, and thus does not offer a mechanism for constructive input by our shareholders into a matter of considerable complexity and great importance.

The Board of Directors of the Company believes that better alternatives exist to obtain shareholder input on our executive compensation practices. For instance, we have taken the following steps to promote greater engagement and accountability to shareholders with respect to our executive compensation practices:

•	Our 2007 declassification of our board;

•	Our 2008 actions to provide for majority voting for all directors;

•	The independence of our Compensation Committee, in compliance with SEC, NYSE and IRS independence requirements for Compensation Committee members;

•

The regular extensive disclosures we provide on executive compensation, in compliance with SEC rules, including a thorough explanation of the Company’s compensation philosophy and practices and the basis for particular pay decisions; and

•

Regular discussions between UnitedHealth Group and our shareholders on executive pay, including direct outreach and engagement by the Company with a number of large, long-standing shareholders for purposes of soliciting their insights and opinions about the Company’s compensation practices and learning about executive compensation trends and developments.

We believe that these actions have had and will continue to have a direct, observable and effective impact on our executive compensation determinations.

Shareholder proposals similar to this proposal have been presented for a shareholder vote at each of our last three annual meetings and, in each instance, have received less than a majority support, including a vote of 38.5% in 2009.

For the reasons described above, the Board recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

HOUSEHOLDING NOTICE

We have adopted “householding” procedures that allow us to deliver one Notice or a single copy of each of the annual report, proxy statement and other documents related to a shareholder meeting to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. Each registered shareholder living in that household will receive a separate proxy card if the householded proxy materials are received by mail.

If you participate in householding but wish to receive a separate copy of this proxy statement or our annual report, we will deliver a separate copy of these documents to you promptly upon your written or oral request to the Secretary to the Board of Directors, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone (800) 328-5979. You may opt-in or opt-out of householding at any time by contacting our transfer agent, Wells Fargo Shareowner Services at (877) 602-7615. Your householding election will apply to all materials mailed more than 30 days after your request is received.

Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of printing and mailing duplicate materials. As an alternative to householding, you may choose to receive documents electronically. Instructions for electing electronic delivery are described in Question 6 of the “Questions and Answers about the Annual Meeting and Voting” above.

We have been notified that some banks and brokers will household proxy materials. If your shares are held in “street name” by a bank or broker, you may request information about householding from your bank or broker.

OTHER MATTERS AT MEETING

In accordance with the requirements of advance notice described in our Bylaws, no shareholder nominations or shareholder proposals other than those included in this proxy statement will be presented at the 2010 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Dannette L. Smith

Secretary to the Board of Directors

Dated: April 14, 2010

00069543

ADMISSION CARD

UNITEDHEALTH GROUP INCORPORATED

2010 Annual Meeting of Shareholders

May 24, 2010

12:00 p.m. Central time

Sheraton Overland Park Hotel at the Convention Center

6100 College Boulevard

Overland Park, Kansas 66211

PLEASE ADMIT	NON-TRANSFERABLE

If you plan to attend the 2010 Annual Meeting of Shareholders, please write your name and address in the space provided below and present this admission card and photo identification at the registration desk.

Name:

Address:

You may vote your proxy at any time over the Internet at www.eproxy.com/unh or by telephone at 1-800-560-1965. Please see the reverse side of this proxy card for complete instructions on how to vote your proxy.

Important Notice Regarding Internet Availability of Proxy Materials for the 2010 Annual Meeting:

The Proxy Statement, Annual Report on Form 10-K and Summary Annual Report are available at www.ematerials.com/unh.

For driving directions to the 2010 Annual Meeting, please see the information posted at www.unitedhealthgroup.com/annualmeeting.

PROXY

UNITEDHEALTH GROUP INCORPORATED

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 24, 2010

By signing the proxy, you revoke all prior proxies and appoint each of Christopher J. Walsh and Dannette L. Smith, each individually, and with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the 2010 Annual Meeting and all adjournments or postponements thereof. These shares of stock will be voted as you specify on the reverse side. If no choice is specified, this proxy will be voted FOR Proposals 1 and 2, AGAINST Proposals 3 and 4, and in the discretion of the named proxies on all other matters that may properly come before the meeting.

If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card or your submission of an Internet or telephone vote will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, Internet or telephone is not received by 11:59 p.m. Central time on May 19, 2010, the plan shares credited to this 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

IF YOU DO NOT VOTE BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE

REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

VOTE BY INTERNET – www.eproxy.com/unh

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Central time on May 23, 2010*. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by UnitedHealth Group in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, access the Internet and go to www.ematerials.com/unh, click on Request Meeting Materials and when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-560-1965

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Central time on May 23, 2010*. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to UnitedHealth Group Incorporated, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873. Proxy cards sent by mail must be received no later than May 21, 2010*.

*Cut-off date for UnitedHealth Group 401(k) Plan Participants is May 19, 2010 at 11:59 p.m. Central time to allow time for the 401(k) plan administrators to vote on your behalf.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

1.	Election of directors:
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	a.	William C. Ballard, Jr.	☐	☐	☐	f.	Douglas W. Leatherdale	☐	☐	☐

	b.	Richard T. Burke	☐	☐	☐	g.	Glenn M. Renwick	☐	☐	☐

	c.	Robert J. Darretta	☐	☐	☐	h.	Kenneth I. Shine, M.D.	☐	☐	☐

	d.	Stephen J. Hemsley	☐	☐	☐	i.	Gail R. Wilensky, Ph.D.	☐	☐	☐

	e.	Michele J. Hooper	☐	☐	☐

2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.								☐ For	☐ Against	☐ Abstain

3.	Shareholder proposal concerning disclosure of lobbying expenses.								☐ For	☐ Against	☐ Abstain

4.	Shareholder proposal concerning advisory vote on executive compensation.								☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

For address changes, please check this box and indicate changes below. ☐								Date

Please indicate if you plan to attend this meeting. Yes ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.